Exhibit 99(a)(1)(G)

GENIE ENERGY LTD.

550 BROAD STREET
NEWARK, NEW JERSEY 07102

OFFER TO EXCHANGE
CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE,
FOR
SERIES 2012-A PREFERRED STOCK, PAR VALUE $0.01 PER SHARE
THIS EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
ON OCTOBER 10, 2012, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND
TIME, AS IT MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”).

SHARES TENDERED FOR EXCHANGE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

Genie Energy Ltd., a Delaware corporation (together with its subsidiaries, “Genie,” “we,” “us,” “our” or the “Company”), is offering to exchange up to 8,750,000 of its outstanding shares of its Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”), on a one for one basis, for shares of newly-issued Series 2012-A Preferred Stock, par value $0.01 per share (the “Preferred Stock”), on the terms and subject to the conditions set forth in this offer to exchange (as it may be amended or supplemented from time to time, this “Offer to Exchange”) and in the accompanying letter of transmittal (the “Letter of Transmittal”). For each share of Class B Common Stock, we are offering to exchange one share of Preferred Stock. We refer to this offer, on the terms and subject to the conditions set forth in this Offer to Exchange, as the “Exchange Offer.”

The 8,750,000 shares of Class B Common Stock subject to the Offer to Exchange represents approximately 41% of the outstanding shares of Class B Common Stock and approximately 50% of the outstanding shares of Class B Common Stock not beneficially owned by our controlling stockholder, Howard S. Jonas and his affiliates, which include Howard S. Jonas 2009 Annuity Trust I, Howard S. Jonas 2009 Annuity Trust II, and custodial accounts for the benefit of Mr. Jonas’ children (of which Mr. Jonas is the custodian) (collectively, the “Jonas Group”).

Mr. Jonas has indicated that the Jonas Group will not tender any shares of Class B Common Stock beneficially owned by them in the Exchange Offer as further detailed in the section titled “Additional Information Regarding the Exchange Offer — Background of the Transactions.”

The Exchange Offer is subject to the conditions discussed under “Terms of the Exchange Offer — Conditions to the Exchange Offer” on page 15.

The Exchange Offer will expire at 5:00 p.m., New York City time, on October 10, 2012, unless the offer is extended or earlier terminated. You may withdraw tendered Class B Common Stock at any time prior to the Expiration Date.

Each share of Preferred Stock will have a liquidation preference of $8.50 per share (the “Liquidation Preference”), will be entitled to receive an annual dividend per share equal to the sum of (i) $0.6375 (the “Base Dividend”) plus (ii) seven and one-half percent (7.5%) of the quotient obtained by dividing (A) the amount by which the EBITDA for a fiscal year of our retail energy provider (“REP”) business exceeds $32 million by (B) 8,750,000 (the “Additional Dividend”), payable quarterly in cash.  The Preferred Stock will be redeemable, in whole or in part, at the option of Genie following the fourth anniversary of issuance at 101% of the Liquidation Preference plus accrued and unpaid dividends, and following the fifth anniversary of issuance, at the Liquidation Preference plus accrued and unpaid dividends. The Base Dividend will be payable (if declared by our Board of Directors, and will be accrued, if not declared) quarterly, on each February 15, May 15, August 15 and November 15, commencing with November 15, 2012 (which will be prorated for the portion of our third fiscal quarter during which the Preferred Stock is outstanding), and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for fiscal 2012).

We anticipate that, following the current fiscal quarter, dividends on our Class B Common Stock and Class A Common Stock will be suspended for an indefinite time.

Each share of Preferred Stock will have the same voting rights as a share of Class B Common Stock, except on certain matters that only impact our common stock, as well as additional voting rights on specific matters or upon the occurrence of certain events. A copy of the Certificate of Designation for the Preferred Stock, which includes all of the terms of the Preferred Stock, is included as Annex A to this Offer to Exchange. Please see the section entitled “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock,” for a more complete description of the differences between the Class B Common Stock and the Preferred Stock.

As of August 1, 2012, 21,415,060 shares of Class B Common Stock and 1,574,326 shares of our Class A Common Stock were issued and outstanding, and all calculations of percentage ownership in this Offer to Exchange are based on such numbers of outstanding shares. The Class B Common Stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the symbol “GNE.” We intend to apply to have the Preferred Stock listed for trading on the NYSE under the symbol “GNE.PR” and to satisfy all the requirements for that listing.

You should consider carefully the Risk Factors beginning on page 12 of this Offer to Exchange and the Additional Information Regarding the Exchange Offer beginning on page 8 of this Offer to Exchange before you decide whether to participate in the Exchange Offer. Our Board of Directors has authorized us to make the Exchange Offer. Our Board of Directors is not making any recommendation to unaffiliated stockholders as to whether or not to tender their shares of Class B Common Stock for exchange in the Exchange Offer, and has not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender shares of Class B Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PREFERRED STOCK OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE EXCHANGE OFFER, PASSED UPON THE MERITS OR FAIRNESS OF THE EXCHANGE OFFER OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURES IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Newark, New Jersey
The date of this Offer to Exchange is August 2, 2012, as revised on August 21, 2012 and September 19, 2012.

i

No dealer, salesman or other person has been authorized to give any information or to make any representations with respect to the matters described in this Offer to Exchange, other than those contained in, or incorporated by reference into, this Offer to Exchange. If given or made, such information or representations may not be relied upon as having been authorized by us.

This Offer to Exchange is submitted to stockholders for informational use solely in connection with their consideration of the Exchange Offer. Its use for any other purpose is not authorized. The Offer to Exchange may not be copied or reproduced in whole or in part nor may it be distributed or any of its contents be disclosed to anyone other than the stockholder to whom it is submitted.

In making an investment decision, stockholders must rely on their own examination of us and the terms of the Exchange Offer, including the merits and risks involved. The information contained in this Offer to Exchange is correct in all material respects as of the date hereof. Neither the delivery of this Offer to Exchange nor the consummation of the Exchange Offer will create the implication that the information contained herein is correct at any time after the date hereof, however, if a material change occurs in the information contained in this Offer to Exchange, we will promptly disseminate disclosure of the change to you. Our business, financial condition, results of operations and prospects may change after that date. No representation is made to any stockholder regarding the legality of an investment in the Preferred Stock under any applicable legal investment or similar laws or regulations. The contents of this Offer to Exchange are not to be construed as legal, financial or tax advice. Stockholders should consult their own attorneys, financial advisors or tax advisors as to legal, financial or tax advice with respect to the Exchange Offer.

Questions regarding the Exchange Offer, requests for assistance in tendering your Class B Common Stock or requests for additional copies of this Offer to Exchange circular or the Letter of Transmittal should be directed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 973-438-3838. Holders of Class B Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

ii

SUMMARY TERM SHEET

Genie is offering to exchange up to 8,750,000 of its outstanding shares of Class B Common Stock, par value $0.01 per share (which we refer to as the “Class B Common Stock”), on a one for one basis, for shares of newly-issued shares of its Series 2012-A Preferred Stock, par value $0.01 per share (which we refer to as the “Preferred Stock”), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Exchange and the accompanying Letter of Transmittal. This Summary Term Sheet highlights selected information contained in this Offer to Exchange and may not contain all of the information that is important to you. You are urged to read this entire Offer to Exchange carefully, including the Annexes. In addition, we incorporate, by reference, important business and financial information about us into this Offer to Exchange. You may obtain the information incorporated by reference into this Offer to Exchange without charge by following the instructions in the section entitled “Documents Incorporated by Reference.” In this Offer to Exchange, the terms “we,” “us,” “our,” “Genie” and the “Company” refer to Genie Energy Ltd. and its subsidiaries, as the context may require. We refer to Howard S. Jonas and certain of his affiliates who own shares of common stock of Genie collectively as the “Jonas Group.” We refer to the stockholders of Genie, other than our directors and officers and the Jonas Group, as “Genie’s unaffiliated stockholders.”

About Genie
Genie owns 99.3% of its subsidiary, Genie Energy International Corporation (“GEIC”) which owns 98.9% of IDT Energy, Inc. (“IDT Energy”) and 92% of Genie Oil and Gas, Inc. (“GOGAS”).

IDT Energy operates our energy services company that resells electricity and natural gas to residential and small business customers in New York, New Jersey and Pennsylvania.

GOGAS consists of (1) American Shale Oil Corporation, which holds and manages a 50% interest in American Shale Oil, LLC (“AMSO, LLC”), our oil shale initiative in Colorado, and (2) an 89% interest in Israel Energy Initiatives, Ltd. (“IEI”), our oil shale initiative in Israel.

Genie is a Delaware corporation whose principal executive office is located at 550 Broad Street, Newark, New Jersey 07102, and its phone number is 973-438-3500.

Purpose of the Exchange Offer
The purpose of the Exchange Offer is to allow our stockholders the opportunity to exchange their shares of Class B Common Stock for newly-issued shares of our Preferred Stock. The principal reason for the Exchange Offer is to create two securities that seek to address the preferences of our two principal constituencies of stockholders. The Preferred Stock is designed to appeal to investors focused on the cash generating and dividend paying aspects of certain of our operations, who prefer receiving regular dividends and having seniority on liquidation. The remaining Class B Common Stock will provide investors with increased participation in the future growth of our unconventional oil and gas and other businesses at the expense of subordination of the right to future dividends and on receipt of proceeds from liquidation. The Exchange Offer is designed to meet the desires and expectations of stockholders with different priorities and investment objectives, while maintaining the advantages and synergies of having our different business units within the same corporate structure. For a detailed description of the purpose of the Exchange Offer, see “Additional Information Regarding the Exchange Offer — Purpose of and Reasons for the Exchange Offer” below. For a detailed description of differences between the Class B Common Stock and the Preferred Stock, see “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock” below.

Terms of the Exchange Offer
For each share of Class B Common Stock tendered, we are offering to exchange one share of Preferred Stock, which we intend to apply to have listed on the NYSE under the symbol “GNR.PR” and to satisfy all the requirements for such listing.

If more than 8,750,000 shares of Class B Common Stock are tendered in the Exchange Offer, the Preferred Stock will be allocated on a pro rata basis.

We expect that quarterly dividends on our Preferred Stock will be funded by cash flow generated by the operations of our REP business and our cash on hand.

Position of Genie as to the Fairness of the Exchange Offer
Neither our Board of Directors nor our independent directors who compose a majority of the Board, have made any determination as to the fairness of the Exchange Offer. While the Board recognizes the factors that contribute to the value of the Preferred Stock, as described in “Purpose of and Reasons for the Exchange Offer,” the Board has also not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender shares of Class B Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received.

See “Additional Information Regarding the Exchange Offer— Reasons for the Board’s Position as to the Exchange Offer; Factors Considered.”

Interests of Genie Directors and Executive Officers with Respect to the Exchange Offer and Effect on Ownership Structure of Genie
Mr. Jonas has indicated that the members of the Jonas Group will not tender any shares of Class B Common Stock held by them in the Exchange Offer.

As of August 1, 2012, Mr. Jonas directly and indirectly beneficially owned 5,477,199 shares of Class B Common Stock, representing approximately 24% of the outstanding Class B Common Stock (assuming conversion of all 1,574,326 shares of Class A Common Stock beneficially held by Mr. Jonas into Class B Common Stock) and representing approximately 74.5% of the combined voting power of all of our outstanding equity securities.

The more shares of Class B Common Stock that are tendered in the Exchange Offer, the greater will be the Jonas Group’s interest in our common stock following the Exchange Offer as no members of the Jonas Group are exchanging their shares of Class B Common Stock in the Exchange Offer.

If all 8,750,000 shares are exchanged in the Exchange Offer, the Jonas Group’s interest in our Class B Common Stock will increase from 18% to 31% and from 24% to 38% assuming conversion of all 1,574,326 shares of Class A Common Stock held by the Jonas Group into Class B Common Stock.

Mr. Jonas has entered into a Voting Agreement with the Company providing that, upon any redemption of the Preferred Stock by the Company, he or stockholders he controls will exchange (pursuant to existing provisions in the Company’s Certificate of Incorporation) shares of Class A Common Stock (which is entitled to three votes per share) for an equal number of shares of Class B Common Stock (which are entitled to 1/10th of a vote per share) so that the percentage of the aggregate voting power of all outstanding shares of capital stock of the Company represented by securities he controls shall not exceed 74.5% - the percentage he currently controls. Therefore, regardless of the number of shares of Class B Common Stock exchanged in the Exchange Offer, following such exchange and a subsequent redemption of Preferred Stock by the Company, Jonas’ voting power (taking into account his beneficial ownership of both our Class B Common Stock and our Class A Common Stock) will remain at 74.5%.  Upon any such exchange of Class A Common Stock for Class B Common Stock, the Jonas Group’s actual percentage interest of the Class B Common Stock will increase, but their beneficial interest will remain the same as the Class A Common Stock is convertible into Class B Common Stock at the option of the holder.

See “Interests of Certain Persons in the Exchange Offer — Interests of the Jonas Group in the Exchange Offer.”

The main effect that the Exchange Offer could have is that holders of common stock who do not exchange shares of Class B Common Stock for shares of Preferred Stock, including the members of the Jonas Group, will see their percentage ownership of our outstanding common stock increase, and those interests will be subordinated to the Preferred Stock in respect to dividends and rights upon liquidation.  See “Interests of Certain Persons in the Exchange Offer– Genie Directors and Executive Officers in the Exchange Offer.”

Terms of the Series 2012-A Preferred Stock
Each share of the Preferred Stock will have a liquidation preference of $8.50 per share, will be entitled to receive an annual dividend per share equal to the sum of (i) $0.6375 (the “Base Dividend”) plus (ii) seven and one-half percent (7.5%) of the quotient obtained by dividing (A) the amount by which the EBITDA for a fiscal year of our REP business exceeds $32 million by (B) 8,750,000 (the “Additional Dividend”), payable quarterly in cash and will be redeemable, in whole or in part, at the option of Genie following the fifth anniversary of issuance. However, Genie may redeem all or any portion of the Preferred Stock between the fourth and fifth annual anniversaries of the issue date at 101% of the Liquidation Preference plus all accrued and unpaid dividends.

While Genie will have the option to redeem the Preferred Stock, there is no certainty that it will ever exercise its option to redeem.

EBITDA consists of income (loss) from operations exclusive of depreciation and amortization and other operating gains (losses).

If all 8,750,000 shares of Preferred Stock are issued in the Exchange Offer, then we will pay to the Preferred Stock holders 7.5% of the amount by which our EBITDA for a fiscal year exceeds $32 million.  If less than 8,750,000 shares of Preferred Stock are issued, then we will pay a proportional amount as Additional Dividends.

In the event that we fail to pay any required dividends on our Preferred Stock, the amount of such unpaid dividends will be added to the amount payable to holders of our Preferred Stock upon redemption.

In addition, during any period when we have failed to pay a dividend and until all unpaid dividends have been paid in full we will be prohibited from paying dividends or distributions on our common stock.

The Base Dividend will be payable (if declared by our Board of Directors, and accrued, if not declared) quarterly, on each February 15, May 15, August 15 and November 15, commencing with November 15, 2012 (which will be prorated for the portion of our third fiscal quarter during which the Preferred Stock is outstanding), and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for fiscal 2012).

The Board will not authorize, declare, pay or set apart for payment any dividends on shares of the Preferred Stock at any time that the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

Further, without the approval of a majority of the then outstanding Preferred Stock, we will not be able to incur indebtedness that precludes the payment of the Preferred Stock dividends if interest and principal payments on such indebtedness are current and no default has occurred that has not been cured.

With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Preferred Stock will be equal in rank to all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; senior to our common stock; and junior to all our existing and future indebtedness.

Shares of Preferred Stock are not convertible into or exchangeable for any other securities or properties.

Under the General Corporation Law of the State of Delaware (the “DGCL”), we are permitted to pay dividends only from our “surplus,” which is the excess of our total assets over the sum of our liabilities plus the aggregate par value of our outstanding capital stock, or if we have no surplus, out of our net profits for the year in which a dividend is declared and/or for the immediately preceding fiscal year. Additionally, we are permitted to redeem the Preferred Stock only from our surplus.

Currently, we would be able to pay the dividends on the Preferred Stock (assuming the Exchange of 8,500,000 shares of Class B Common Stock in the Exchange Offer).

Each share of Preferred Stock will have the same voting rights as a share of Class B Common Stock, except on certain matters that only impact our common stock, as well as additional voting rights on specific matters or upon the occurrence of certain events. Please see the section entitled “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock,” for a more complete description of the differences between the Class B Common Stock and the Preferred Stock.

Conditions to the Exchange Offer	A detailed discussion of the general conditions to consummation of the Exchange Offer is contained in “Terms of the Exchange Offer — Conditions to the Exchange Offer.”
Expiration of the Exchange Offer; Withdrawal Rights
The Exchange Offer will expire at 5:00 p.m., New York City time, on October 10, 2012, or any date to which we extend it or on which we earlier terminate it (the “Expiration Date”). We, in our sole discretion, may extend or terminate the Expiration Date for any reason. We will extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. A stockholder may withdraw shares of Class B Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date and, if not yet accepted for exchange, at any time after September 27, 2012, which is forty business days from the commencement of the Exchange Offer.

Acceptance of Tendered Class B Common Stock and Exchange for Series 2012-A Preferred Stock
Upon the terms of the Exchange Offer and subject to the satisfaction or waiver of the conditions to the Exchange Offer specified herein under “Terms of the Exchange Offer — Conditions to the Exchange Offer,” we will:

• accept for exchange all shares of Class B Common Stock validly tendered (or defectively tendered, if we have waived such defect) and not validly withdrawn; and

• promptly issue one share of newly-issued Preferred Stock in consideration for each share of Class B Common Stock accepted for exchange.

Material United States Federal Income Tax Considerations
In general, if you exchange your Class B Common Stock for Preferred Stock you should not recognize gain or loss for United States federal income tax purposes.

For more information regarding the tax consequences to you as a result of the Exchange Offer, see “Material United States Federal Income Tax Considerations.”

Appraisal Rights	Holders of Class B Common Stock are not entitled to appraisal rights in connection with the Exchange Offer.
Waiver, Amendment and Termination
We reserve the right, subject to applicable law, to waive any and all conditions to the Exchange Offer, extend or terminate the Exchange Offer or otherwise amend, modify or interpret the terms of the Exchange Offer.

Risk Factors
You should consider carefully in its entirety all of the information set forth in this Offer to Exchange, as well as the information incorporated by reference into this Offer to Exchange, and, in particular, you should evaluate the risks set forth in the section entitled “Risk Factors” beginning on page 12 before deciding whether to participate in the Exchange Offer.

Market/Trading
Our Class B Common Stock is traded on the NYSE under the symbol “GNE.” The last reported closing sale price of our Class B Common Stock as reported by the NYSE on September 18, 2012, the last trading day before the most recent update to this Offer to Exchange, was $6.89 per share.

We intend to apply to have the Preferred Stock listed for trading on the NYSE under the symbol “GNE.PR” and to satisfy all the requirements for that listing.

Brokerage Commissions
No brokerage commissions are payable by the holders of the Class B Common Stock to the exchange agent or us. If your Class B Common Stock is held through a broker or other nominee who tenders the Class B Common Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Fees and Expenses	We estimate that the total fees and expenses incurred by the Company of the Exchange Offer will be approximately $282,000.

Consequences of Not Tendering Class B Common Stock
If you do not tender your shares of Class B Common Stock in the Exchange Offer, you will continue to hold such shares. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A will be suspended for an indefinite time and interests in the Class B Common Stock will be subordinated to the Preferred Stock in respect of dividends and rights upon liquidation.

Upon the consummation of the Exchange Offer, there will be fewer shares of our Class B Common Stock held by Genie’s unaffiliated stockholders, and there will therefore likely be fewer transactions in the Class B Common Stock resulting in lower liquidity than currently, which could result in decreased prices for the Class B Common Stock. While we expect the Class B Common Stock to meet the NYSE continued listing requirements following consummation of the Exchange Offer, there is a possibility that it may fail to meet those requirements and, if so, the Class B Common Stock could be de-listed from the NYSE, and the Class B Common Stock may not satisfy the listing requirements of any other national securities exchange. See “Additional Information Regarding the Exchange Offer — Certain Effects of the Exchange Offer — Effects on Listing, Registration and Status of Genie Common Stock.”

Use of Proceeds
We will not receive any cash proceeds from the Exchange Offer. Class B Common Stock that is properly tendered and not withdrawn, and exchanged pursuant to the Exchange Offer, will be transferred into the Company’s treasury account.

Exchange Agent	American Stock Transfer & Trust Company, LLC 6201 15th Avenue Brooklyn, NY 11219 (877) 248-6417
Further Information
If you have questions regarding the Exchange Offer, require assistance in tendering your shares of Class B Common Stock or require additional copies of the Offer to Exchange or the Letter of Transmittal, please contact Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, or by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 550 Broad Street, Newark, NJ 07102. Holders of Class B Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

CERTAIN QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the Exchange Offer. You should still carefully read this entire Offer to Exchange, including the attached Annexes.

Q:	Why am I receiving these materials?
A:
We are providing these materials to provide you with new information regarding our offer to exchange outstanding shares of Genie Class B Common Stock that you currently hold for newly-issued shares of our Preferred Stock.

Q:	How many shares of Class B Common Stock are sought to be tendered in the Exchange Offer? Is it a condition to the Exchange Offer?
A:
We are offering to exchange up to 8,750,000 outstanding shares of Class B Common Stock. There are no conditions to the consummation of the Exchange Offer based upon any minimum numbers of shares tendered.

Q:	What are the effects of the Exchange Offer on the ownership structure of Genie?
A:
The main effect that the Exchange Offer could have is that holders of common stock who do not exchange shares of Class B Common Stock for Preferred Stock, including the members of the Jonas Group, will see their percentage ownership of our outstanding common stock increase, and those interests will be subordinated to the Preferred Stock in respect of dividends and rights upon liquidation. If all 8,750,000 shares are exchanged in the Exchange Offer, the Jonas Group’s interest in our Class B Common Stock will increase from 18% to 31% and from 24% to 38% assuming conversion of all 1,574,326 shares of Class A Common Stock held by the Jonas Group into Class B Common Stock. If 4,375,000 shares are exchanged in the Exchange Offer (representing one-half of the shares offered to be exchanged in the Exchange Offer), the Jonas Group’s interest in our Class B Common Stock will increase from 18% to 23% (and from 24% to 29% assuming conversion of all 1,574,326 shares of Class A Common Stock held by the Jonas Group into Class B Common Stock) . See “Additional Information Regarding the Exchange Offer— Certain Effects of the Exchange Offer — Effect on Ownership Structure of Genie.”

Q:	What will I receive in the Exchange Offer if I tender my shares and they are accepted?
A:
You will receive one share of Preferred Stock for each share of Class B Common Stock tendered unless more than 8,750,000 shares of Class B Common Stock are tendered. In such case, the Preferred Stock will be allocated on a pro rata basis.

Q:	What happens if stockholders tender more than 8,750,000 shares of Class B Common Stock?
A:
If stockholders tender more than 8,750,000 shares of Class B Common Stock, we will exchange shares on a pro rata basis. This means that we will exchange from you a number of shares calculated by multiplying the number of shares you properly tendered by a proration factor. The proration factor will equal 8,750,000 divided by the total number of shares properly tendered and not withdrawn. For example, if a total of 14,583,333 shares are tendered, we will purchase 60% of the number of shares that each stockholder tendered. We will make adjustments to avoid purchases of fractional shares. For information about the proration procedures of the Exchange Offer, see “Terms of the Exchange Offer.”

Q:	If you prorate, when will I know how many shares of Class B Common Stock will actually be exchanged?
A:
If proration of the tendered shares of Class B Common Stock is required, we do not expect to announce the final results of proration or exchange for any shares until at least five NYSE trading days after the expiration of the Offer to Exchange. This is because we will not know the precise number of shares of Class B Common Stock properly tendered (and not withdrawn) until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release promptly following expiration of the Offer to Exchange. For information about the proration procedures of the Offer to Exchange, see “Terms of the Exchange Offer.”

Q:	What are the terms of the Preferred Stock?
A:
The Preferred Stock will have a liquidation preference of $8.50 per share (and assuming that all 8,750,000 shares of Preferred Stock are issued in the Exchange Offer, an aggregate liquidation preference of $74,375,000), and will be entitled to receive an annual dividend per share equal to (i) the Base Dividend plus (ii) the Additional Dividend, payable quarterly in cash, and will be redeemable, in whole or in part, at the option of Genie at any time following the fifth annual anniversary of its issuance. However, Genie may redeem all or any portion of the Preferred Stock between the fourth and fifth annual anniversaries of the issue date at 101% of the Liquidation Preference plus all accrued and unpaid dividends, and will have the rights as more fully set forth in the section titled “Description of Series 2012-A Preferred Stock.”

Q:	What is the difference between Class B Common Stock and Preferred Stock?
A:
As stated above, the Preferred Stock will have a liquidation preference and receive quarterly dividends, while neither the Class B Common Stock nor the Class A Common Stock will have any liquidation preference or mandatory dividends. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A will be suspended for an indefinite time. The Preferred Stock may be redeemed, in whole or in part, after five years for an amount equal to the Liquidation Preference per share plus accrued and unpaid dividends as of the redemption date. However, Genie may redeem all or any portion of the Preferred Stock between the fourth and fifth annual anniversaries of the issue date at 101% of the Liquidation Preference plus all accrued and unpaid dividends. Therefore, the rights of the holders of the Preferred Stock will be limited to the payment of the dividend and the liquidation preference while the holders of the Class B Common Stock and Class A Common Stock will have increased participation in future growth of our unconventional oil and gas and other businesses at the expense of subordination on the right to future dividends and on payment of proceeds on liquidation.

Each share of Preferred Stock will generally have the same voting rights as a share of Class B Common Stock (1/10th of a vote per share), except on certain matters that only impact our common stock. For more detail discussion, please see “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock.”

Q:	Will the Preferred Stock be freely tradable? Will it be listed on a securities exchange?
A:
We intend that shares of Preferred Stock will be freely tradable. We intend to file a registration statement on Form 8-A to register the Preferred Stock under the Securities Exchange Act of 1934, as amended (the, “Exchange Act”). We also intend to apply to list the Preferred Stock on the New York Stock Exchange under the symbol “GNE.PR” and to satisfy all the requirements for such listing.

Q:	What protections will I have if I decide I do not want to tender my shares?
A:
None. If you do not tender your shares of Class B Common Stock in the Exchange Offer, you will continue to hold such shares. Upon the consummation of the Exchange Offer, there will be fewer shares of our Class B Common Stock held by Genie’s unaffiliated stockholders, and there will therefore likely be fewer transactions in the Class B Common Stock resulting in lower market liquidity than currently, which could result in decreased prices for the Class B Common Stock. While we expect the Class B Common Stock to meet the NYSE continued listing requirements following consummation of the Exchange Offer, there is a possibility that it may fail to meet those requirements and, if so, the Class B Common Stock could be de-listed from the NYSE, and the Class B Common Stock may not satisfy the listing requirements of any other national securities exchange.

However, we will use our reasonable best efforts to maintain the listing of our Class B Common Stock on the NYSE; if our Class B Common Stock is de-listed from the NYSE, we will use our reasonable best efforts to have our Class B Common Stock listed on another national securities exchange; and, in the event we are unable using our reasonable best efforts to cause the Class B Common Stock to be listed on another national securities exchange after it is de-listed from the NYSE, we will use our reasonable best efforts to cause a market to be made for the Class B Common Stock.

Q:	Do I have a choice in whether to tender my shares?
A:	Yes. Holders of Class B Common Stock are not required to tender their shares pursuant to the Exchange Offer.
Q:	How long do I have to decide if I want to tender my shares, or withdraw previously tendered shares?
A:	Unless extended or earlier terminated, the Exchange Offer and withdrawal rights expire at 5:00 p.m., New York City time, on October 10, 2012.
Q:	Under what circumstances can the Exchange Offer be extended, and how will I be notified of such extension?
A:
We, in our sole discretion, may extend the Expiration Date for any reason. We will extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

Q:	How do I tender my Class B Common Stock?
A:
To tender shares of Class B Common Stock, you must deliver a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, together, in the case of certificated shares, with the certificates representing your shares, to American Stock Transfer & Trust Company, the Exchange Agent for the Exchange Offer, not later than the time the Exchange Offer expires. The Letter of Transmittal is enclosed with this Offer to Exchange. If your shares are held in street name (i.e., through a broker, dealer or other nominee), your shares can be tendered by your nominee by book-entry transfer through The Depository Trust Company, or “DTC”. If you are unable to deliver any required document or instrument to the Exchange Agent by the expiration of the Exchange Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Exchange Agent by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Exchange Agent must receive the missing items within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. In all cases, tendered shares of Class B Common Stock will be exchanged for shares of Preferred Stock only after timely receipt by the Exchange Agent of such shares (or of a confirmation of a book-entry transfer of such shares as described in “Terms of the Exchange Offer — Procedures for Tendering” and a properly completed and duly executed Letter of Transmittal and any other required documents for such shares.

Q:	How do I withdraw previously tendered shares?
A:
A stockholder may withdraw shares of Class B Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date. For a withdrawal of shares of Class B Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange.  See “Terms of the Exchange Offer — Withdrawal Rights.”

Q:	What is the market value of my shares as of a recent date?
A:
The closing sale price of our Class B Common Stock as reported by the NYSE on July 19, 2012, the last trading day before the announcement of this Exchange Offer, was $7.90 per share. The last reported closing sale price of our Class B Common Stock as reported by the NYSE on September 18, 2012, the last trading day before the most recent update to this Offer to Exchange, was $6.89 per share.

Q:	How soon after the Expiration Date will the exchange take place?
A:
The exchange is expected to occur promptly following the Expiration Date, at which time we will issue one share of newly-issued Preferred Stock in consideration for each share of Class B Common Stock accepted for exchange in the Exchange Offer.  If accepted for listing, the Preferred Stock will commence trading on the NYSE after confirmation by the NYSE that the listing criteria have been met.

Q:	Who can answer my questions?
A:
If you would like additional copies, without charge, of this Offer to Exchange, or if you have questions regarding the Exchange Offer or require assistance in tendering your Class B Common Stock, please contact Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, or by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 550 Broad Street, Newark, NJ 07102. Holders of Class B Common Stock may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Exchange Offer.

ADDITIONAL INFORMATION REGARDING THE EXCHANGE OFFER

Purpose and Reasons for the Exchange Offer

The Exchange Offer is designed to address the varying investment objectives of our current stockholders with different priorities, while maintaining the advantages and synergies of having our different business units within the same corporate structure. Some investors are focused on the Company’s dividend yield, and the operational and financial performance of our REP business. Other investors find value primarily in the Company’s longer term prospects for capital appreciation which is largely driven by the prospects of our unconventional oil and gas business including the oil shale initiatives in Colorado and in Israel, as well as the continued growth at the REP business. The purpose of the Exchange Offer is to allow our stockholders the opportunity to exchange their shares of Class B Common Stock for newly-issued shares of our Preferred Stock. The Preferred Stock is designed to appeal to those investors focused on the cash generating and dividend paying aspects of our REP business and our strong balance sheet, who prefer receiving regular dividends and having seniority on liquidation. The Additional Dividends are intended to allow the Preferred Stock holders to share in a portion of the growth of our REP business on a current basis.

The remaining Class B Common Stock will provide investors with increased participation in future growth of our unconventional oil and gas and other businesses at the expense of subordination on the right to future dividends and on payment of proceeds on liquidation.

We established a special committee of the Board of Directors to approve and set the terms of the Exchange Offer. All the independent directors of our Board are members of the special committee (the “Special Committee”). The Special Committee took no position as to fairness of the Exchange Offer or the value of the Preferred Stock.

Opportunity to Exchange Class B Common Stock for Series 2012-A Preferred Stock
As a result of the Exchange Offer, each Genie stockholder will have the choice of retaining his, her or its shares of Class B Common Stock or exchanging some or all of such shares for Preferred Stock, subject to pro rata allocation if the Exchange Offer is oversubscribed. Please see the section titled “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock” for a description of the differences between the Class B Common Stock and the Preferred Stock.

Certain Effects of the Exchange Offer

Effect on Ownership Structure of Genie
The members of the Jonas Group have indicated that they will not tender their shares in the Exchange Offer. The main effect that the Exchange Offer could have is that holders of Class B Common Stock who do not exchange shares of Class B Common Stock for Preferred Stock, including the members of the Jonas Group, will see their percentage ownership of our outstanding common stock increase, and those interests will be subordinated to the Preferred Stock in respect of dividends and rights upon liquidation.

As of the date of this Offer to Exchange, the Jonas Group owned approximately 3,902,873 shares of our Class B Common Stock, representing 18% of our Class B Common Stock and 1,574,326 shares of our Class A Common Stock, representing 100% of our Class A Common Stock, together representing approximately 74.5% of the combined voting power of such shares as of such date and time.

If 8,750,000 or more shares of Class B Common Stock held by Genie’s stockholders are tendered in the Exchange Offer, the Jonas Group will continue to beneficially own 5,477,199 shares of our Class B Common Stock, representing approximately 38% of our outstanding Class B Common Stock (assuming conversion of all 1,574,326 shares of our Class A Common Stock beneficially held by the Jonas Group into Class B Common Stock), will own none of our Preferred Stock and will continue to beneficially own shares representing approximately 74.5% of the combined voting power of all of our outstanding equity securities.  Pursuant to the Voting Agreement described above, if the Preferred Stock is ultimately redeemed by the Company, the Jonas Group’s combined voting power will remain unchanged.

See “Interests of Certain Persons in the Exchange Offer — Interests of Genie Directors and Executive Officers in the Exchange Offer.”

Effects on Listing and Status of Genie Common Stock
To the extent that stockholders tender Class B Common Stock into the Exchange Offer, there will be fewer shares of our Class B Common Stock held by Genie’s unaffiliated stockholders, and there will therefore likely be fewer transactions in the Class B Common Stock resulting in lower liquidity than currently, which could result in decreased prices for the Class B Common Stock. While we expect the Class B Common Stock to meet the NYSE continued listing requirements following consummation of the Exchange Offer, there is a possibility that it may fail to meet those requirements and, if so, the Class B Common Stock could be de-listed from the NYSE, and the Class B Common Stock may not satisfy the listing requirements of any other national securities exchange. We cannot predict whether the reduction in the number of shares of Class B Common Stock that might otherwise trade publicly would have an adverse effect on the market price or marketability of the Class B Common Stock or whether it would cause future market prices to be greater or less than future market prices, if any, of the Preferred Stock. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A Common Stock will be suspended for an indefinite time and interests in our Class B Common Stock and Class A Common Stock will be subordinated to the Preferred Stock in respect of dividends and rights upon liquidation.  We expect the Preferred Stock to be traded on the New York Stock Exchange or another national exchange.

The NYSE would consider disqualifying the Class B Common Stock for listing on the NYSE if, among other possible grounds, (1) the number of publicly held shares of Class B Common Stock falls below 600,000, (2) the total number of record and beneficial holders, taken together, of Class B Common Stock falls below 400, (3) the total number of record and beneficial holders, taken together falls below 1,200 and the average monthly trading volume of the Class B Common Stock falls below 100,000 shares (for the most recent 12 months), (4) the market value of publicly held shares of Class B Common Stock over a 30-consecutive trading day period falls below $15 million or (5) the average closing price of the Class B Common Stock is less than $1.00 over a consecutive 30-NYSE trading day period. We do not believe, however, that any of the above criteria, and particularly grounds (1) - (3) for delisting set forth above will be an issue.

If the NYSE were to de-list our Class B Common Stock, the Company would seek to list the Class B Common Stock on other securities exchanges or in the over-the-counter market.

We will use our reasonable best efforts to maintain the listing of our Class B Common Stock on the NYSE; if our Class B Common Stock is de-listed from the NYSE, we will use our reasonable best efforts to have our Class B Common Stock listed on another national securities exchange; and, in the event we are unable using our reasonable best efforts to cause the Class B Common Stock to be listed on another national securities exchange after it is de-listed from the NYSE, we will use our reasonable best efforts to cause a market to be made for the Class B Common Stock.

The extent of the public market for such Class B Common Stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares on the part of securities firms, the possible termination of registration under the Exchange Act, and other factors. We cannot predict whether the reduction in the number of shares of Class B Common Stock that might otherwise trade publicly would have an adverse effect on the market price for or marketability of the Class B Common Stock or whether it would cause future market prices to be greater or less than the value of the Preferred Stock.

We intend to apply to have the Preferred Stock listed on the NYSE under the symbol “GNE.PR” and to satisfy all the requirements for such listing.

Operations of Genie Following the Exchange Offer; Potential New Projects
Except as described in this Offer to Exchange, Genie has no, and the Jonas Group has informed us that it has no, current plans or proposals or negotiations which relate to or would result in an extraordinary corporate transaction, such as a change of control transaction, merger, reorganization, or liquidation; a purchase, sale or transfer of a material amount of assets; a material change in Genie’s present dividend policy, or indebtedness or capitalization; a change in Genie’s present Board of Directors or management; a material change in Genie’s corporate structure or business; the acquisition by any person of additional securities of Genie or the disposition of any securities by Genie; or any change in Genie’s charter or bylaws, other than the Certificate of Designation of the Preferred Stock.

As part of our ongoing business development efforts, we continuously seek out new opportunities, which may include complementary operations or businesses that reflect horizontal or vertical expansion from our current operations.  Some of these potential opportunities are considered briefly and others are examined in further depth.  In particular, we seek out acquisitions to expand the geographic scope and size of our REP business, and additional energy exploration projects to diversify our GOGAS unit’s operations, among geographies, technologies and resources.

As part of this process, in addition to other potential opportunities, we are currently actively evaluating several potential development projects for oil shale and other conventional and unconventional energy resources in Asia and the Middle East. The energy development prospects vary in potential size, applied technology and potential time to commercial production.  We recently signed an agreement with the Republic of Mongolia for a joint geological survey of certain of that country’s oil shale deposits. We have also applied for a license to explore a potential onshore, tight oil resource in the Middle East. These prospects are in various stages of development and it is unclear when or if we will be successful in securing any of these or other projects, or that if secured, they will be developed or commercialized or prove to be profitable.  However, if one or more of these prospects were to be successfully commercialized, they could be of substantial magnitude relative to our current projects and operations, they could be significant in terms of their potential impact on our operations and financial condition, and could materially affect Genie’s financial results, future prospects and valuation.

American Shale Oil, LLC (“AMSO”), the Company’s joint venture oil shale exploration and production initiative with Total, S.A., is preparing a pilot test intended to confirm several of the key assumptions underlying AMSO’s in-situ heating and retorting process. AMSO is currently modifying its pilot heater equipment to address issues that arose during the pilot test commissioning process and subsequent factory acceptance testing to improve the heater’s expected reliability during the pilot test.  AMSO currently expects that these enhancements will be completed no earlier than this fall, and possibly later.  Once the pilot test is launched, AMSO may undertake additional heater modifications, or encounter additional technical delays before running the pilot on a sustained basis.  Equipment modifications and technical issues are common in projects of the complexity and scope of the AMSO pilot test particularly given the extent to which new concepts and applications are incorporated into the pilot test’s design.

The dividends on the Preferred Stock (if declared by the Board and we are legally permitted to pay them) will serve as a use of our cash and liquid assets, which could limit the amount of those assets (cash on hand as well as cash generated from our REP business) available for investment in our oil and gas development projects, growth of our REP business and other development opportunities.

Current Status of Class B Common Stock
Since we became an independent public company in 2011, we have a history of paying dividends on our Class B Common Stock. Genie is dependent on the earnings and cash flow of our retail energy business to pay Genie’s corporate and other expenses incidental to being a public holding company and dividends on Genie’s outstanding securities. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A Common Stock will be suspended for an indefinite time. We currently have the ability to pay the quarterly dividends on our Preferred Stock, which will be funded by revenues received from our REP business and cash on hand and anticipate paying the quarterly dividends going forward. See “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock.”

Alternatives to the Exchange Offer
To help generate stockholder value, we instituted quarterly dividends beginning in December 2011.  We have also considered stock buybacks and splitting the company into two separate companies (one consisting of our REP business and one consisting of our unconventional energy businesses). However, we believe the Exchange Offer allows us to keep the synergies of the two distinct businesses together while satisfying the investment priorities of our diverse stockholder base.

Background of the Transaction
Discussions with stockholders, potential investors, research and anecdotal evidence suggest that both our stockholder base and potential investors in our stock have divergent investment objectives.  Some investors are focused on the Company’s dividend yield, and the operational and financial performance of our REP business. Other investors find value primarily in the Company’s longer term prospects for capital appreciation which is largely driven by the prospects of our unconventional oil and gas business including the oil shale initiatives in Colorado and in Israel, as well as the continued growth at the REP business.

In order to afford our stockholders the opportunity to align their investment objectives and philosophies with our businesses and thereby create long term value for investors singularly focused on income generation or capital appreciation, management decided to pursue the Exchange Offer to create two securities that we believe will better match those potentially divergent investment objectives than our Class B Common Stock alone. The Preferred Stock is intended to appeal to stockholders focused on income generation and will pay dividends (if declared by the Board and we are legally permitted to pay them) supported by the cash flow generation at the REP business and our strong balance sheet, and will have seniority on future dividends and payments at liquidation. The Class B Common Stock is expected to appeal to stockholders focused on long term capital appreciation. The Class B Common Stock will provide increased participation in future growth of our unconventional oil and gas and REP businesses, and be subordinate on the rights to future dividends and to payment of proceeds on liquidation.

On May 7, 2012, the Audit Committee of our Board of Directors held a meeting with members of management attending, where the concept of an exchange offer was introduced. On May 16, 2012, the Board of Directors held a meeting, with members of management attending, where they discussed and approved in principle for management to move forward with an exchange offer of the Class B Common Stock on the principal terms of the Exchange Offer and authorized management to (i) engage in discussions with the NYSE to determine the issues associated with maintaining both the Preferred Stock and the Class B Common Stock listed on the NYSE and to analyze the associated risks of the contemplated transaction, and (ii) form a Special Committee of the Board of Directors to structure the exchange offer. The Board of Directors also approved the engagement of Chardan Capital Markets, LLC (“Chardan”) to assist the Company in evaluating and structuring the Exchange Offer.  Chardan was not engaged to render an opinion on the fairness of the Exchange Offer to Class B Common Stock holders or prospective holders our Preferred Stock to be issued pursuant to the Exchange Offer.

On June 29, 2012, Chardan presented to the Special Committee its findings and recommendations for the terms and conditions of the Exchange Offer.  In summary, Chardan confirmed that there was an established market for registered issuances of dividend-paying preferred stock having a stated value between $50 million and $100 million (the “Small-Cap Preferred Market”). Chardan’s discussions with the Special Committee also covered the dynamics of the Small-Cap Preferred Market, including profiles of issuers who had successfully accessed that market, the range of current yields for preferred equity securities trading in the market and the terms and conditions that were typical for such securities. Based on this background information, Chardan recommended to the Special Committee terms for the Preferred Stock to be issued in the Exchange Offer that, in Chardan’s judgment, would likely cause the Preferred Stock to trade at or near stated value, when issued. Chardan also discussed with the Special Committee:

-
advantages and benefits of the Preferred Stock issuance, including the creation/valuation of a new class of Company securities that could be issued to finance acquisitions or for other corporate purposes; and

-	disadvantages and risks of issuing the Preferred Stock in the Exchange Offer, including the potential for adverse impact on the trading volume and value of the Class B Common Stock.

The Special Committee approved in principle the terms and conditions of the Exchange Offer as presented by Chardan and authorized management to finalize such terms in consultation with Mr. Irwin Katsof, Chairman of the Special Committee. Management and Chardan continued to work together to refine the terms of the Exchange Offer in consultation with Mr. Katsof, and Chardan provided guidance on what stated value of the Preferred Stock would, in its judgment, be likely to attract stockholders to tender for exchange.  On July 19, 2012, we announced our intent to launch the Exchange Offer.  On July 30, 2012, the Board of Directors approved all the terms of the Exchange Offer, the terms of the Preferred Stock and the issuance of up to 8,750,000 shares of the Preferred Stock.

Reasons for the Board’s Position as to the Exchange Offer; Factors Considered
Our Board of Directors, including all of our independent directors who compose a majority of the Board, has authorized us to make the Exchange Offer. The Board has determined not to make any recommendation to Genie’s unaffiliated stockholders as to whether or not to tender their shares for exchange in the Exchange Offer, and, while the Board recognizes the factors that contribute to the value of the Preferred Stock, as described in “Purpose of and Reasons for the Exchange Offer,” it has not made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender your shares of Class B Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received. On May 16, 2012, our Board of Directors approved in principle the Exchange Offer and authorized management to engage Chardan and delegated to the Special Committee to finalize the documentation relating to the Exchange Offer. Subsequently, the Special Committee finalized the terms and conditions of the Exchange Offer and recommended the exchange Offer to our Board of Directors for approval. On June 29, 2012, the Special Committee and on July 31, 2012, our Board of Directors approved the Exchange Offer. See Schedule A attached hereto for the name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the Board of Directors and the executive officers of Genie. See “Interests of Certain Persons in the Exchange Offer” for additional information on certain persons’ interests in the Exchange Offer.

In reaching the determination to take no position as to the value of the consideration to be received by tendering stockholders and to make no recommendation to Genie’s unaffiliated stockholders as to whether they should tender their shares of Class B Common Stock in the Exchange Offer, our Board of Directors primarily considered the fact that stockholders have different investment objectives, risk tolerances and varying time horizons, different interests and needs for liquidity and these decisions are personal to each stockholder.  Because of the different attributes of our Class B Common Stock and Preferred Stock, the factors listed above, among others, make the relative value of the securities subjective to particular stockholders.  Accordingly, our Board of Directors has determined that the decision of any of Genie’s unaffiliated stockholders regarding whether or not to exchange his, her or its shares of Class B Common Stock is a personal investment decision based on that stockholder’s particular circumstances and must be made according to that stockholder’s evaluation of his, her or its own best interests after consideration of all of the information in this Offer to Exchange, including, without limitation, the information incorporated into this Offer to Exchange by reference. The Board of Directors has not made any specific determination as to the value of the consideration to be received by tendering stockholders. The Board of Directors also urges each stockholder to consult with its own financial and tax advisors regarding the Exchange Offer.

The Board of Directors and the Special Committee considered a variety of risks and other potentially negative factors concerning the Exchange Offer. The material risks and potentially negative factors considered by the Special Committee were as follows:

•
the likelihood that the successful completion of the Exchange Offer will result in a diminished public float for our Class B Common Stock, which could adversely affect the liquidity and market value of our Class B Common Stock;

•	the fact that, when issued, there is a possibility that there will be a limited or no trading market for the Preferred Stock;

•	the fact that the Class B Common Stock has in the past traded at higher levels than its current market prices;

•
the fact that Genie’s unaffiliated stockholders who exchange their shares of Class B Common Stock will only participate on a limited basis in any future earnings or growth of our unconventional oil and gas business;

•	the fact that Genie’s unaffiliated stockholders who do not exchange their shares of Class B Common Stock will be subordinated as to dividends and rights on liquidation to the Preferred Stock;

•	the fact that we anticipate that, following the current fiscal quarter, dividends on our Class B Common Stock and Class A Common Stock will be suspended for an indefinite time; and

•
the risk that the Company may not have, at the appropriate time, adequate net profits (in the case of dividends) or surplus under Delaware law to make dividend payments on and to effect the redemption of the Preferred Stock.

As indicated above, neither the Board of Directors nor the Special Committee has made any specific determination as to the value of the consideration to be received by tendering stockholders. Accordingly, you must make your own decision as to whether to tender Class B Common Stock in the Exchange Offer in light of your own particular circumstances, taking into account your determination as to the value of the consideration to be received. Our Board of Directors did not retain financial advisors to act solely on behalf of Genie’s unaffiliated stockholders for purposes of preparing a report concerning the fairness of the Exchange Offer. While Chardan did make a presentation to the Special Committee as to the market for preferred stock issuances, we did not obtain any opinion or appraisal in connection with the Exchange Offer and are not aware of any firm offers related to a merger or consolidation, sale or other transfer of a substantial portion of the Company’s assets, or control purchase of any of our securities by unaffiliated parties during the past two years.

The foregoing discussion summarizes the material factors considered by the Board of the Directors and the Special Committee in their consideration of the Exchange Offer. After considering these factors, the Board of Directors and the Special Committee concluded that the positive factors relating to the Exchange Offer and related transactions outweighed the potential negative factors to the Company and Genie’s unaffiliated stockholders. In view of the variety of factors considered by the Special Committee, and the complexity of these matters, neither the Board of Directors nor the Special Committee found it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual independent directors may have assigned different weights to various factors. The Board of Directors and the Special Committee approved the Exchange Offer and related transactions based upon the totality of the information presented to and considered by their members. The Board of Directors takes no position as to the fairness of the Exchange Offer and such should not be construed as a recommendation to any stockholder as to whether or not that stockholder should tender shares of Class B Common Stock in the Exchange Offer.

Mr. Jonas has indicated that, he will not tender any shares of Class B Common Stock beneficially owned by the Jonas Group in the Exchange Offer.

No unaffiliated representative was retained to act solely on behalf of Genie’s unaffiliated stockholders for purposes of negotiating the terms of the Exchange Offer or preparing a report concerning the fairness of the Exchange Offer.

RISK FACTORS

Risks Related to Our Business
For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Transition Report on Form 10-Q for the five-month period ended December 31, 2011.

Risks Related to the Exchange Offer
In addition to the other information in this Offer to Exchange, investors should consider carefully the following risk factors when evaluating the Exchange Offer:

There can been no assurance that any trading market for the Preferred Stock will develop or be maintained.
There can be no assurance that any market for the Preferred Stock will develop or, if one does develop, that it will be maintained. If an active market for the Preferred Stock fails to develop or be sustained, the trading price of the Preferred Stock could be materially adversely affected. We intend to apply to have the Preferred Stock listed for trading on the NYSE. The liquidity of the trading market in the Preferred Stock, and the market price quoted for the Preferred Stock, may be materially adversely affected by:

•	changes in the overall market for preferred equity securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in our industry generally;

•	the number of holders of Preferred Stock;

•	the interest of securities dealers in making a market for Preferred Stock; and

•	prevailing interest rates.

We may be restricted by the terms of future indebtedness, the applicable provisions of the DGCL and the provisions of the Certificate of Designation of the Preferred Stock from paying dividends on the Preferred Stock.
Under the DGCL, we are permitted to pay dividends only from our “surplus,” which is the excess of our total assets over the sum of our liabilities plus the aggregate par value of our outstanding capital stock, or if we have no surplus, out of our net profits for the year in which a dividend is declared and/or for the immediately preceding fiscal year. While we currently have sufficient surplus to make payments on the Preferred Stock (assuming the Exchange of 8,500,000 shares of Class B Common Stock in the Exchange Offer), we cannot assure you that we will have any surplus or net profits so that we will be able to pay dividends on the Preferred Stock or that we will not be restricted by the terms of any future indebtedness from payment of dividends on the Preferred Stock.

We may have limited funds available for future investment and growth of our REP and unconventional energy businesses.
Since the dividends on the Preferred Stock will be paid (if declared by the Board and we are legally permitted to pay them), they will serve as a required use of our cash and liquid assets, which could limit the amount of those assets (cash on hand as well as cash generated from our REP business) available for investment in our oil and gas development projects, growth of our REP business and other development opportunities.

Genie’s stockholders who exchange their shares of Class B Common Stock will only participate on a limited basis in any future earnings or growth of our unconventional oil and gas businesses.
While holders of Preferred Stock will be entitled to receive an annual dividend per share equal to the Base Dividend plus the Additional Dividend, if any, with the exception of the potentially increased dividend levels related to the second portion of that calculation, such holders will not benefit from increases, if any, in the value of Genie, including, without limitation, any increases due to a general economic recovery and success of our oil and gas projects. If such an event occurs, participation by holders of Preferred Stock will be limited to the receipt of payments up to an aggregate of $8.50 plus accrued dividends per share (including, without limitation, the liquidation preference and dividends).

It is uncertain whether the exchange of Class B Common Stock for Series 2012-A Preferred will be treated as a taxable transaction for United States federal income tax purposes.
See “Material United States Federal Income Tax Considerations” below for a discussion of the material federal income tax consequences of exchanging Class B Common Stock for Preferred Stock, including, without limitation, the failure of the exchange to qualify as a tax-free transaction.

Risks Related to Retaining Class B Common Stock

The successful completion of the Exchange Offer will result in a diminished public float for our Class B Common Stock, which could adversely affect the liquidity and market value of our Class B Common Stock and create uncertainty as to whether our Class B Common Stock would remain eligible for listing on the NYSE or any other national securities exchange.
Upon the consummation of the Exchange Offer, there will be fewer shares of our Class B Common Stock held by Genie’s unaffiliated stockholders, and there will therefore likely be fewer transactions in Class B Common Stock. If the Class B Common Stock does not meet the NYSE’s continued listing requirements, it may be de-listed, and the Class B Common Stock may not satisfy the listing requirements of any other national securities exchange. We will use our reasonable best efforts to maintain the listing of our Class B Common Stock on the NYSE; if our Class B Common Stock is de-listed from the NYSE, we will use our reasonable best efforts to have our Class B Common Stock listed on another national securities exchange; and, in the event we are unable using our reasonable best efforts to cause the Class B Common Stock to be listed on another national securities exchange after it is de-listed from the NYSE, we will use our reasonable best efforts to cause a market to be made for the Class B Common Stock. A lack of an active trading market may have an adverse effect on the trading price of our Class B Common Stock. See “Additional Information Regarding the Exchange Offer — Certain Effects of the Exchange Offer — Effects on Listing, Registration and Status of Genie Common Stock.”

The Exchange Offer may adversely affect our earnings per share and consequently the value of our Class B Common Stock.
On a pro forma basis, the dividends on the Preferred Stock will result in lower income attributable to Class A Common Stock and Class B Common Stock and consequently lower earnings per share of Class A Common Stock and Class B Common Stock. See the section of this Offer to Exchange titled “Selected Historical and Unaudited Pro Forma Consolidated Financial and Operating Data.” on page 27. The decrease in earnings per share of Class A Common Stock and Class B Common Stock after the Exchange Offer may have a material adverse effect on the value of our Class B Common Stock and result in lower stock prices or reduced liquidity in the trading market for our shares of Class B Common Stock in the future.

The successful completion of the Exchange Offer will result in an initial suspension of the payment of dividends on the Class B Common Stock and the resumption of the payment of dividends thereon may never occur.
Initially, cash dividends on our Class B Common Stock and Class A Common Stock will be suspended and there is no assurance that we will have the adequate resources to re-instate the payment of dividends thereon.

INTERESTS OF CERTAIN PERSONS IN THE EXCHANGE OFFER

Interests of Genie Directors and Executive Officers in the Exchange Offer
Genie stockholders should be aware that certain executive officers and directors of Genie have interests in the Exchange Offer that may be different from the interests of Genie stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in approving the Exchange Offer.

Interests of Genie Executive Officers
Effects of Exchange Offer on Existing Employment and Benefits Arrangements
The transactions contemplated by the Exchange Offer will not result in accelerated vesting or payment of benefits under existing Genie employment agreements or benefit plans, including our equity-based incentive plans. Our executive officers will not have any rights under the Exchange Offer other than those afforded to other holders of Class B Common Stock.

Subject to prior approval of all exchanges by the Compensation Committee of our Board of Directors consisting of solely independent directors, our executive officers are eligible to tender all shares of Class B Common Stock they own, regardless of whether they have vested or remain subject to restricted stock awards granted under Genie’s 2011 Stock Option and Incentive Plan. Any shares of Preferred Stock received in exchange for unvested shares of restricted Class B Common Stock will be subject to the same restrictions and risk of forfeiture as the tendered unvested shares of restricted Class B Common Stock. As of the date hereof, our executive officers are eligible to tender the following number of shares of Class B Common Stock in the Exchange Offer: Mr. Claude Pupkin, 90,876 shares of which 73,463 shares are unvested restricted stock; Mr. Geoff Rochwarger, 49,255 of which 37,463 shares are unvested restricted stock shares; Mr. Avi Goldin, 16,398 shares of which 15,375 shares are unvested restricted stock; and Mr. Ira Greenstein, 50,673 shares of which 16,583 shares are unvested restricted stock.

Interests of Genie Directors
Subject to prior approval of all exchanges by the Compensation Committee of our Board of Directors consisting of solely independent directors, our directors are eligible to tender all shares of Class B Common Stock they own, regardless of whether they have vested or remain subject to restricted stock awards granted under Genie’s 2011 Stock Option and Incentive Plan. Any shares of Preferred Stock received in exchange for unvested shares of restricted Class B Common Stock will be subject to the same restrictions and risk of forfeiture as the tendered unvested shares of restricted Class B Common Stock.  As of the date hereof, our directors are eligible to tender the following number of shares of Class B Common Stock in the Exchange Offer: Mr. James Courter, 519,352 shares; Mr. Wesley Perry, 43,232 shares; Mr. Alan Rosenthal, 3,883 shares; Mr. Allan Sass 3,650 shares and Mr. Irwin Katsof, 2,920 shares.

Indemnification of Directors and Officers
Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, without limitation, attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought will determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court will deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including, without limitation, attorneys’ fees) actually and reasonably incurred by such person in connection therewith. A corporation may pay expenses (including, without limitation, attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it will ultimately be determined that such person is not entitled to be indemnified by the corporation. Such expenses (including, without limitation, attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

Article VIII of Genie’s bylaws provides for indemnification of the officers and directors of Genie to the fullest extent permitted by applicable law.

Section 8 of Article VIII of Genie’s bylaws allows Genie to maintain director and officer liability insurance on behalf of any person who is or was a director or officer of the Company, or such person who serves or served as a director, officer, employee or agent, of another corporation, partnership or other enterprise at the request of the Company. The indemnification and advancement of expenses will, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such a person.

Section 11 of Article VIII of Genie’s bylaws provides that except for proceedings to enforce rights to indemnification, Genie will not be obligated to indemnify any director or officer of the Company in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Company.

Pursuant to Section 102(b)(7) of the DGCL, Article Sixth of Genie’s Amended and Restated Certificate of Incorporation provides that no director of the registrant will be personally liable to the registrant or any of its stockholders for monetary damages for breach of such director’s fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Pursuant to Article Sixth of Genie’s Amended and Restated Certificate of Incorporation, any repeal or modification of Article Sixth by the stockholders of Genie will not adversely affect any right or protection of a director of the registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

CAPITALIZATION

If 8,750,000 shares of Class B Common Stock are tendered in the Exchange Offer, following the Exchange Offer, we would have 8,750,000 shares of Preferred Stock, 12,645,731 shares of Class B Common Stock and 1,574,326 shares of Class A Common Stock issued and outstanding.

TERMS OF THE EXCHANGE OFFER

No Recommendation
NEITHER GENIE NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER ANY CLASS B COMMON STOCK OR REFRAIN FROM TENDERING CLASS B COMMON STOCK IN THE EXCHANGE OFFER AS THE BOARD OF DIRECTORS CONSIDERS THIS A PERSONAL INVESTMENT DECISION. HOWEVER, OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE EXCHANGE OFFER. THE BOARD HAS NOT MADE ANY SPECIFIC DETERMINATION AS TO THE VALUE OF THE CONSIDERATION TO BE RECEIVED BY TENDERING STOCKHOLDERS. ACCORDINGLY, YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER CLASS B COMMON STOCK IN THE EXCHANGE OFFER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, TAKING INTO ACCOUNT YOUR DETERMINATION AS TO THE VALUE OF THE CONSIDERATION TO BE RECEIVED. PARTICIPATION IN THE EXCHANGE OFFER IS VOLUNTARY, AND YOU SHOULD CONSIDER CAREFULLY WHETHER TO PARTICIPATE. BEFORE YOU MAKE YOUR DECISION, WE URGE YOU TO CAREFULLY READ THIS OFFER TO EXCHANGE IN ITS ENTIRETY, INCLUDING THE INFORMATION SET FORTH IN THE SECTIONS OF THIS OFFER TO EXCHANGE ENTITLED “RISK FACTORS” AND “ADDITIONAL INFORMATION REGARDING THE EXCHANGE OFFER” AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN. WE ALSO URGE YOU TO CONSULT YOUR OWN LEGAL, FINANCIAL AND TAX ADVISORS IN MAKING YOUR OWN DECISIONS ON WHAT ACTION, IF ANY, TO TAKE.

General
We are making the Exchange Offer for 8,750,000 outstanding shares of Class B Common Stock. Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Letter of Transmittal, we will accept for exchange any shares of Class B Common Stock that are properly tendered and are not withdrawn prior to the expiration of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on October 10, 2012, unless extended or earlier terminated by us.

We will issue one share of Preferred Stock in exchange for each validly tendered share of Class B Common Stock promptly after the Expiration Date.

If more than 8,750,000 shares of Class B Common Stock are validly tendered prior to the Expiration Date, and not properly withdrawn, we will, upon the terms and subject to the conditions of the Offer to Exchange, exchange 8,750,000 shares on a pro rata basis (with adjustments to avoid exchanges of fractional shares) based upon the number of shares of Class B Common Stock validly tendered by the expiration date and not properly withdrawn. If proration of tendered shares is required, because of the difficulty of determining the precise number of shares of Class B Common Stock properly tendered and not withdrawn (including due to tenders pursuant to the guaranteed delivery procedures), we do not expect to announce the final results of proration or pay for any shares until at least five trading days after the Expiration Date. Preliminary results of proration will be announced by press release promptly following the Expiration Date. All shares of Class B Common Stock not accepted for payment will be returned to the stockholder or, in the case of tendered shares of Class B Common Stock delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Exchange Offer in each case, in accordance with the procedure described in the section titled “Acceptance; Exchange of Class B Common Stock.”

This Offer to Exchange is being sent to all beneficial holders of Class B Common Stock. Shares of Class B Common Stock tendered but not accepted because they were not validly tendered will remain outstanding upon completion of the Exchange Offer. Any tendered shares of Class B Common Stock not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this Offer to Exchange or otherwise, will promptly be returned, without expense, to the tendering stockholder after the Expiration Date. Our obligation to accept Class B Common Stock tendered pursuant to the Exchange Offer is limited by the conditions listed below under  “Terms of the Exchange Offer — Conditions to the Exchange Offer.”  Shares of Class B Common Stock that are not exchanged in the Exchange Offer will remain outstanding and will be entitled to all rights and benefits their holders have under our certificate of incorporation and bylaws and applicable law.

Under Delaware law, holders of Class B Common Stock are not entitled to any appraisal rights in connection with the Exchange Offer.

We will be deemed to have accepted for exchange properly tendered shares of Class B Common Stock when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the holders of Class B Common Stock who tender their Class B Common Stock in the Exchange Offer for the purposes of receiving shares of Preferred Stock from us and delivering such shares of Preferred Stock to the exchanging holders. We expressly reserve the right, subject to applicable law, to amend or terminate the Exchange Offer, and not to accept for exchange any Class B Common Stock not previously accepted for exchange, upon the occurrence of any of the conditions specified below under “Terms of the Exchange Offer — Conditions to the Exchange Offer.”

Exchange Offer Consideration
We are offering to exchange for each share of Class B Common Stock one share of newly-issued Preferred Stock. For a description of the Preferred Stock and a summary of the material differences between the Class B Common Stock and the Preferred Stock, see “Description of Series 2012-A Preferred Stock” and “Material Differences Between Class B Common Stock and Series 2012-A Preferred Stock.”

Conditions to the Exchange Offer
Notwithstanding any other provisions of this Offer to Exchange, our obligation to accept tendered shares of Class B Common Stock and (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act), provide shares of Preferred Stock in exchange therefor, are subject to the following conditions:

•
no applicable law and no permanent injunction or other judgment, order or decree shall have been entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction in the United States or any material foreign jurisdiction that remains in effect which has the effect of prohibiting the consummation of the Exchange Offer;

•
there will not be existing any temporary restraining order, preliminary injunction, pending or threatened any suit, action or proceeding by any governmental entity which challenges or seeks to enjoin the Exchange Offer; and

•
there will not have occurred any change, effect, occurrence, state of facts or development that is or is reasonably likely to be material and adverse to the financial condition, assets, liabilities, business or results of operations of the Company and its subsidiaries taken as a whole.

Procedures for Tendering
Valid Tender of Shares of Class B Common Stock.  To validly tender shares of Class B Common Stock pursuant to the Exchange Offer, a Letter of Transmittal must be completed by registered stockholders either (i) if certificates are to be forwarded therewith or (ii) if tenders are to be made pursuant to the procedures for delivery by book-entry transfer set forth below under “— Book-Entry Transfer” and an Agent’s Message (as defined below) is not delivered. Tenders by book-entry transfer may also be made by delivering an Agent’s Message in lieu of a Letter of Transmittal. The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that Genie may enforce the Letter of Transmittal against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Exchange Agent’s office.  Certificates for all physically tendered shares of Class B Common Stock, or Book-Entry Confirmation, as the case may be, as well as a properly completed and duly executed Letter of Transmittal (or manually signed facsimile hereof or Agent’s Message in lieu thereof) and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent at the applicable address set forth in the Letter of Transmittal on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures set forth below under “— Guaranteed Delivery.”

Book-Entry Transfer.  The Exchange Agent will establish an account with respect to the shares of Class B Common Stock at DTC for purposes of the Exchange Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of shares of Class B Common Stock by causing DTC to transfer such shares of Class B Common Stock into the Exchange Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of shares of Class B Common Stock may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of shares of Class B Common Stock into the Exchange Agent’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Exchange Agent.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the NYSE Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the shares of Class B Common Stock) of shares of Class B Common Stock tendered therewith and such registered owner has not completed the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such shares of Class B Common Stock are tendered for the account of an Eligible Institution. See Instructions 1, 2 and 5 of the Letter of Transmittal. If the certificates for shares of Class B Common Stock are registered in the name of a person other than the signer of the Letter of Transmittal, or if shares of Class B Common Stock not tendered or not accepted for exchange or shares of Class B Common Stock are to be issued to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 2 and 5 of the Letter of Transmittal.

If certificates representing shares of Class B Common Stock are forwarded separately to the Exchange Agent, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery.  Any stockholder whose certificates for shares of Class B Common Stock are not immediately available or who cannot deliver his, her or its certificates and all other required documents to the Exchange Agent on or prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer on a timely basis, may tender his, her or its shares of Class B Common Stock by satisfying each of the requirements set forth below:

•	such tender must be made through an Eligible Institution;

•
prior to 5:00 p.m., New York City time, on the Expiration Date, the Exchange Agent must receive from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Genie (by mail, facsimile transmission or hand delivery), setting forth the name and address of the stockholder and the amount of shares of Class B Common Stock tendered, stating that the tender is being made thereby and guaranteeing that within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered shares of Class B Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and any other documents required by this Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

•
the certificates for all physically tendered shares of Class B Common Stock (if any), in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent’s Message in lieu thereof) with any required signature guarantees and all other documents required by this Letter of Transmittal, are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF SHARES OF CLASS B COMMON STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT (INCLUDING IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE MAILING BE BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE.

Other Requirements. We will exchange shares of Class B Common Stock validly tendered and not properly withdrawn, prior to the Expiration Date only after timely receipt by the Exchange Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such shares of Class B Common Stock, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may receive shares of Preferred Stock at different times depending upon when certificates for shares of Class B Common Stock or Book-Entry Confirmations with respect to shares of Class B Common Stock are actually received by the Exchange Agent.

Book-Entry Issuance Only. The Preferred Stock will be issued in book-entry only. See “Description of Series 2012-A Preferred Stock.” We will not issue certificates to you for the Preferred Stock even if you tender certificates for the Class B Common Stock.

Binding Agreement. Our acceptance of shares of Class B Common Stock tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity
All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance of any tender of shares of Class B Common Stock will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any shares of Class B Common Stock of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of shares of Class B Common Stock will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Genie, any of its affiliates or assigns, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Exchange Offer (including, without limitation, the Letter of Transmittal and the Instructions thereto and any other documents related to the Exchange Offer) will be final and binding.

Acceptance; Exchange of Class B Common Stock
Upon the terms and subject to the satisfaction or waiver of the conditions of the Exchange Offer as of the Expiration Date, promptly following the Expiration Date, we will accept any shares of Class B Common Stock validly tendered and not properly withdrawn, prior to the Expiration Date and issue in consideration therefor shares of newly-issued Preferred Stock. Unless the Exchange Offer is terminated in accordance with its terms, we may extend the Exchange Offer for any period at our sole discretion and must extend the Exchange Offer from time to time for such period as may be required by any applicable law, rule, regulation, interpretation or position if any applicable law, rule, regulation, interpretation or position of the SEC or its staff thereof or the NYSE applicable to the Exchange Offer requires such extension.

Expiration; Extensions; Termination; Amendment
The Exchange Offer will expire at 5:00 p.m., New York City time, on October 10, 2012, unless the Exchange Offer is extended or earlier terminated by us. We, in our sole discretion, may extend the Expiration Date and therefore delay acceptance for exchange of any shares of Class B Common Stock for any reason. We will extend the duration of the Exchange Offer as required by applicable law. We will announce any extensions by press release or other permitted means by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. During any extension, all shares of Class B Common Stock previously tendered will remain subject to the Exchange Offer unless properly withdrawn. In addition, we reserve the right to:

•
terminate or amend the Exchange Offer and not to accept for exchange any shares of Class B Common Stock not previously accepted for exchange upon the occurrence of any of the events specified above under “Terms of the Exchange Offer — Conditions to the Exchange Offer” that have not been waived by us; and

•	amend the terms of the Exchange Offer in any manner permitted or not prohibited by law.

If we terminate or amend the Exchange Offer, we will notify the Exchange Agent by oral or written notice (with any oral notice to be promptly confirmed in writing) and will issue a timely press release or other public announcement regarding the termination or amendment. If we make a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waive a material condition of the Exchange Offer, we will promptly disseminate disclosure regarding the changes to the Exchange Offer and extend the Exchange Offer, each as and to the extent required by law, to ensure that the Exchange Offer remains open a minimum of five business days from the date we disseminate disclosure regarding the changes.

Withdrawal Rights
A stockholder may withdraw shares of Class B Common Stock tendered pursuant to the Exchange Offer at any time prior to the Expiration Date and, if not yet accepted for exchange, at any time after September 27, 2012 which is forty business days from the commencement of the Exchange Offer.

For a withdrawal of shares of Class B Common Stock to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of this Offer to Exchange. Any notice of withdrawal must specify the name of the person having tendered the shares of Class B Common Stock to be withdrawn, the number of shares of Class B Common Stock to be withdrawn and the name of the record holder of the shares of Class B Common Stock to be withdrawn, if different from that of the person who tendered such shares of Class B Common Stock. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such shares of Class B Common Stock have been tendered for the account of any Eligible Institution. If shares of Class B Common Stock have been tendered pursuant to the procedures for book-entry transfer as set forth in “Procedures for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Class B Common Stock. If certificates representing the shares of Class B Common Stock have been delivered or otherwise identified to the Exchange Agent, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Exchange Agent prior to the physical release of such certificates.

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of shares of Class B Common Stock will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Genie, its affiliates or assigns, the Exchange Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of shares of Class B Common Stock may not be rescinded, and any shares of Class B Common Stock properly withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn shares of Class B Common Stock may be retendered by following one of the procedures for tendering shares of Class B Common Stock described in “Procedures for Tendering” at any time prior to the Expiration Date.

If we delay our acceptance for exchange of shares of Class B Common Stock due to an extension of the Expiration Date, then, without prejudice to our rights under the Exchange Offer, the Exchange Agent may nevertheless, on our behalf, retain tendered shares of Class B Common Stock, and such shares of Class B Common Stock may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section prior to the Expiration Date.

Fees and Expenses
The following table sets forth the estimated expenses (all of which will be borne by the Company) incurred in connection with the Exchange Offer. All of the amounts shown are estimates, except the SEC filing fees.

SEC filing fees	$6,989.17
Financial advisors	150,000
Printing and distributing	36,500
Legal fees and expenses	88,000
Accounting fees and expenses	0
Miscellaneous	0

Total	$281,489.17

Brokerage Commissions
No brokerage commissions are payable by the holders of the Class B Common Stock to the Exchange Agent, the Information Agent or us. If your Class B Common Stock is held through a broker or other nominee who tenders the Class B Common Stock on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Transfer Taxes
You will not be obligated to pay any transfer tax in connection with the tender of your shares of Class B Common Stock in the Exchange Offer unless you instruct us to register your shares of Preferred Stock in the name of a person other than the registered tendering stockholder. In this case, you will be responsible for the payment of any applicable transfer tax.

Future Purchases
Following completion of the Exchange Offer, we or our affiliates may from time to time, depending upon market, pricing and other conditions, as well as cash balances and liquidity, seek to purchase shares of Class B Common Stock in the open market, privately negotiated transactions, tender offers or otherwise. The amounts of any such purchases may be material. Future purchases of Class B Common Stock that remains outstanding after the Exchange Offer may be on terms that are more or less favorable than the Exchange Offer.

Resale of Series 2012-A Preferred Stock Received in the Exchange Offer
The Exchange Offer is being made pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) contained in Section 3(a)(9) thereof. We have not filed a registration statement under the Securities Act, however, we have filed a registration statement under the Exchange Act with respect to the Preferred Stock. To the extent that Class B Common Stock that is tendered in the Exchange Offer is freely tradable, Preferred Stock issued in consideration therefor in the Exchange Offer will generally be freely transferable under U.S. federal securities laws if our Exchange Act registration is effective. We intend to apply to have the Preferred Stock listed for trading on the NYSE, but there can be no assurance that a robust trading market in the Preferred Stock will develop.

Source of Funds
We do not need any outside funds to effect the exchange of our Class B Common Stock for Preferred Stock.  The Preferred Stock exchanged in the Exchange Offer will be distributed from our authorized shares of Preferred Stock.

HOUSEHOLDING OF STOCKHOLDER MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Offer to Exchange may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of this Offer to Exchange to you if you write or call us at the following address or telephone number: Bill Ulrey, Vice President–Investor Relations and External Affairs, 550 Broad Street, Newark, NJ 07102, and by phone at (973) 438-3838. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the Exchange Offer that may be relevant to United States holders (as defined below) of Class B Common Stock. This summary applies only to our stockholders that hold their Class B Common Stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this summary is for general information only, and does not purport to discuss all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances, or if you are a holder subject to special rules, such as:

•	a bank or other financial institution;
•	a holder other than a United States holder;
•	a regulated investment company;
•	a tax-exempt organization;
•	an insurance company;
•	a dealer in securities or foreign currencies;
•	a person (including traders in securities) using a mark-to-market method of accounting;
•	a person that holds shares of Class B Common Stock or Class B Common Stock as a hedge or as part of a straddle, constructive sale, conversion transaction or other risk reduction transaction;
•	a taxpayer subject to the alternative minimum tax;
•	a holder whose “functional currency” is not the United States dollar;
•	a person that holds Class B Common Stock on behalf of another person as nominee;
•	a person that acquired shares of Class B Common Stock upon the exercise of employee stock options, vesting of restricted stock or otherwise as compensation; or
•	an entity that is treated as a partnership or a trust for United States federal income tax purposes.

A United States holder is any person that is not exempt from United States federal income taxation and is:

•	a citizen or resident of the United States;
•
a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is includable in gross income for United States federal income tax purposes regardless of its source; or
•
a trust if a United States court is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place under applicable United States Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for United States federal income tax purposes, holds Class B Common Stock or Preferred Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their tax advisors about the United States federal income tax consequences of the Exchange Offer and the ownership and disposition of Class B Common Stock.

This summary is based upon the Code, the regulations promulgated by the United States Treasury Department, rulings and other administrative pronouncements issued by the Internal Revenue Service (the “IRS” ), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS or opinion of counsel regarding any matter discussed in the Exchange Offer.

The Exchange Offer
In general, if you exchange your Class B Common Stock for Preferred Stock pursuant to the Exchange Offer, you should not recognize gain or loss for United States federal income tax purposes. Your adjusted tax basis in each share of Preferred Stock received will equal your adjusted tax basis in the share of Class B Common Stock exchanged for such share of Preferred Stock. Your holding period for each share of Preferred Stock received will include your holding period for the share of Class B Common Stock exchanged.

Although the exchange of Class B Common Stock for Preferred Stock should not result in the recognition of gain or loss, no assurance can be given that the IRS will agree and/or will not challenge such characterization for federal income tax purposes. While ordinarily the receipt of stock, such as the Preferred Stock, in a transaction such as the Exchange Offer, would not result in a taxable transaction for federal income tax purposes, certain types of stock, such as “nonqualified preferred stock” may not be exchanged “tax-free” in a reorganization.

The term “nonqualified preferred stock” is preferred stock in which:

•	the holder of such stock has the right to require the issuer (or a related person) to redeem or purchase the stock within 20 years of the date of issuance of such stock;
•	the issuer (or a related person) is required to redeem or purchase such stock within 20 years of the date of issue of such stock;
•
the issuer (or a related person) has the right to redeem or purchase the stock within 20 years of the date of issue of such stock and, as of the issue date of such stock, it is more likely than not that such right will be exercised; or

•	the dividend rate on such stock varies in whole or in part (directly or indirectly) with reference to interest rates, commodity prices or similar indices.

Further, nonqualified preferred stock means stock which does not participate in corporate growth to any significant extent. Stock will not be treated as participating in corporate growth to any significant extent unless there is a real and meaningful likelihood of the stockholder actually participating in the earnings and growth of the Company.

The Preferred Stock should not be considered to be “nonqualified preferred stock” for purposes of the foregoing definition because, due to the Additional Dividend, the Preferred Stock will be treated as participating in corporate growth to a significant extent since there is a real and meaningful likelihood that the holders of the Preferred Stock will actually participate in the earnings and growth of the Company.

Nevertheless, if the IRS were to successfully contend that the Preferred Stock should be treated as “nonqualified preferred stock” for federal income tax purposes, the receipt of the Preferred Stock would be treated as a taxable exchange and result in the recognition of gain or loss.

THIS DISCUSSION IS OF GENERAL INFORMATION ONLY. YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE EXCHANGE OFFER, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS BASED ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES.

ANTICIPATED ACCOUNTING TREATMENT

The Exchange Offer is expected to be treated as an exchange of common stock for preferred stock and the newly-issued Preferred Stock will be classified as equity for accounting purposes under U.S. generally accepted accounting principles..

DESCRIPTION OF SERIES 2012-A PREFERRED STOCK

This summary includes a description of the material terms of the Preferred Stock but does not purport to describe all the terms of the Preferred Stock. The following summary is qualified in its entirety by reference to the complete text of the Certificate of Designation of the Preferred Stock, a copy of which is attached as Annex A to this Offer to Exchange and is incorporated into this Offer to Exchange by reference. We encourage you to read the Certificate of Designation of the Preferred Stock carefully and in its entirety.

General:  The Preferred Stock was established by resolutions of the Board of Directors of the Company (the “Resolutions”) on July 30, 2012 and will be established when the Certificate of Designation is filed with the Secretary of State of Delaware.

At July 30, 2012, there were no shares of preferred stock, of any class or series, of the Company outstanding.

The Preferred Stock will have a Liquidation Preference of $8.50 per share, and assuming that all 8,750,000 shares of Preferred Stock are issued in the Exchange Offer, and aggregate Liquidation Preference of $74,375,000.

Voting Rights:  On all matters submitted to a vote of the stockholders of the Company (other than a change in the rights and preferences of the Preferred Stock that does not affect the Class A Common Stock or Class B Common Stock of the Company, or a change in the rights and preferences of the Class A Common Stock or Class B Common Stock that does not affect the Preferred Stock), the Preferred Stock shall vote together with the Class A Common Stock and Class B Common Stock as a single class, and each share of Preferred Stock shall have one-tenth of one vote per share.  If dividends on any shares of the Preferred Stock are in arrears for 6 or more consecutive quarters, holders of the Preferred Stock (voting together as a single class with holders of shares of any series of our preferred stock equal in rank with the Preferred Stock upon which like voting rights have been conferred) will have the right to elect two additional directors to serve on our Board of Directors until such dividend arrearage is eliminated. In addition, the Company may not change the designations, rights, preferences, privileges or limitations in respect of the Preferred Stock in a manner that would be materially adverse to the rights of holders of the Preferred Stock without the affirmative vote of at least two-thirds of the shares of Preferred Stock then outstanding.

Capital Calls:  The Preferred Stock will not be subject to further calls or to assessment by the Company.

Listing:  The Company intends to apply to have the Preferred Stock listed on the New York Stock Exchange under the symbol “GNE.PR” and to satisfy all the requirements for such listing.  Such application cannot be approved until consummation of the Exchange Offer. If the application is approved, trading of the Preferred Stock on NYSE is expected to begin within a few days after approval.

Transfer Agent and Registrar:  American Stock Transfer and Trust Company, 6201 15th Avenue, Brooklyn, New York 11219 will act as Transfer Agent and Registrar for the Preferred Stock.

Dividend Rights: The holders of the Preferred Stock are entitled to receive cumulative dividends, payable, at a rate equal to (i) the Base Dividend plus (ii) the Additional Dividend, payable quarterly in cash and will be redeemable at the option of Genie following the fourth anniversary of issuance at 101% of the Liquidation Preference plus accrued and unpaid dividends, and following the fifth anniversary of issuance, at the Liquidation Preference plus accrued and unpaid dividends. The Base Dividend will be payable (if declared by our Board of Directors, and accrued, if not declared) quarterly, on each February 15, May 15, August 15 and November 15, commencing with November 15, 2012 (which will be prorated for the portion of our third fiscal quarter during which the Preferred Stock is outstanding), and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for fiscal 2012).

EBITDA consists of income (loss) from operations exclusive of depreciation and amortization and other operating gains (losses).  The base figure of $32 million represents growth from the current levels that reflect management’s current belief of what is potentially achievable in the medium term, and appropriate for participation by the holders of Preferred Stock.  If all 8,750,000 shares of Preferred Stock are issued in the Exchange Offer, then we will pay to the Preferred Stock holders 7.5% of the amount by which our EBITDA for a fiscal year exceeds $32.3 million.  If less than 8,750,000 shares of Preferred Stock are issued, then we will pay a proportional amount as Additional Dividends.

The Additional Dividends are intended to allow the Preferred Stock holders to share in a portion of the growth of our REP business on a current basis.

Maturity:  The Preferred Stock does not have any maturity date, and we are not required to redeem the Preferred Stock.  In addition, the Company is not required to set aside funds to redeem the Preferred Stock. Accordingly, the shares of Preferred Stock will remain outstanding indefinitely unless the Company decides in its sole discretion to redeem them.

Redemption Provisions:  The Certificate of Designation provides that the Company shall not redeem, purchase or otherwise acquire any shares of Preferred Stock if, at the time of such redemption, purchase or other acquisition, dividends payable on the Preferred Stock shall be in default in whole or in part unless, prior to or concurrently with such redemption, purchase or other acquisition, all such defaults shall be cured.

The Company may not redeem the Preferred Stock prior to fourth anniversary of the issuance of the Preferred Stock.  Between the fourth anniversary of the issuance of the Preferred Stock and the fifth anniversary of the issuance of the Preferred Stock, the Company may redeem all or any portion of the Preferred Stock at 101% of the Liquidation Preference plus all accrued and unpaid dividends. On and after the fifth anniversary of the issuance of the Preferred Stock, the Company may, at its option, redeem the Preferred Stock, in whole or in part, at any time or from time to time, by payment of the Liquidation Preference, plus any accumulated and unpaid dividends to and including the date of redemption.

No sinking fund will be provided for the purchase or redemption of the Preferred Stock or otherwise for the benefit of the holders of the Preferred Stock.

Liquidation Rights:  If the Company liquidates, dissolves or winds up, holders of the Preferred Stock will have the right to receive the $8.50 per share Liquidation Preference, plus any accumulated and unpaid dividends to and including the date of payment, but without interest, before any payment is made to the holders of the Company’s Class A and Class B Common Stock or any other class or series of the Company’s capital stock ranking junior to the Preferred Stock.

Other Rights:  The holders of the Preferred Stock do not have any preemptive or conversion right.  The Company may issue more shares of the Preferred Stock without consent of the initial holders of Preferred Stock and such holders will share pari passu in future dividends, Liquidation Preference, and any other distributions.

Book-Entry Only Issuance:  The Depository Trust Company (“DTC”), New York, NY, will act as securities depositary for the Preferred Stock. We may issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the Preferred Stock that you receive in exchange for the Class B Common Stock, unless DTC’s services are discontinued as described below.

Title to book-entry interests in the Preferred Stock will pass by book-entry registration of the transfer within the records of DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in the Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Preferred Stock.

DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange LLC and the Financial Industry Regulatory Authority, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase the Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Preferred Stock on DTC’s records. You, as the actual owner of the Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of the Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing the Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time-to-time.

We understand that, under DTC’s existing practices, in the event that we request any action of stockholders, or an owner of a beneficial interest in a global security such as you desires to take any action which a stockholder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co. If less than all of the shares of Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividend payments on the Preferred Stock will be made directly to DTC. DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

MATERIAL DIFFERENCES BETWEEN CLASS B COMMON STOCK

AND SERIES 2012-A PREFERRED STOCK

The following table compares the rights of Class B Common Stock to the rights of the Preferred Stock.

	Rights of Class B Common Stock	Rights of Series 2012-A Preferred Stock
Rank	Class B Common Stock ranks junior to Preferred Stock with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company.	Preferred Stock ranks senior to Class B Common Stock with respect to dividend distributions and distributions upon any liquidation, winding up or dissolution of the Company.

	Rights of Class B Common Stock	Rights of Series 2012-A Preferred Stock
Dividend Rights
Holders of Class B Common Stock are entitled to receive dividends out of assets legally available from time to time as declared by the Board of Directors. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A Common Stock will be suspended for an indefinite time.

To the extent Genie has lawfully available funds, the holders of the Preferred Stock are entitled to receive cumulative dividends, payable, at a rate equal to (i) the Base Dividend plus (ii) the Additional Dividend, payable quarterly in cash and will be redeemable at the option of Genie following the fourth anniversary of issuance at 101% of the Liquidation Preference plus accrued and unpaid dividends, and following the fifth anniversary of issuance, at the Liquidation Preference plus accrued and unpaid dividends. The Base Dividend will be payable (if declared by our Board of Directors, and accrued, if not declared) quarterly, on each February 15, May 15,  August 15 and November 15, commencing with November 15, 2012 (which will be prorated for the portion of our third fiscal quarter during which the Preferred Stock is outstanding), and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for fiscal 2012). See “Description of Series 2012-A Preferred Stock.”

Voting Rights
Holders of Class B Common Stock are entitled to one/tenth of one vote per share on all matters submitted to a vote of the stockholders of the Company. Holders of Class B Common Stock do not have cumulative voting rights.

Holders of Preferred Stock are generally entitled to one/tenth of one vote per share on all matters submitted to a vote of the stockholders of the Company (other than a change in the rights and preferences of the Preferred Stock that does not affect the Class A Common Stock or Class B Common Stock of the Company, or a change in the rights and preferences of the Class A Common Stock or Class B Common Stock that does not affect the Preferred Stock), the Preferred Stock shall vote together with the Class A Common Stock and Class B Common Stock as a single class, and each share of Preferred Stock shall have one/tenth of one vote per share.

If dividends on any shares of the Preferred Stock are in arrears for 6 or more consecutive quarters, holders of the Preferred Stock (voting together as a single class with holders of shares of any series of our preferred stock equal in rank with the Preferred Stock upon which like voting rights have been conferred) will have the right to elect two additional directors to serve on our Board of Directors until such dividend arrearage is eliminated.  In addition, we may not change the designations, rights, preferences, privileges or limitations in respect of the Preferred Stock in a manner that would be materially adverse to the rights of holders of the Preferred Stock without the affirmative vote of at least two-thirds of the shares of Preferred Stock then outstanding.

Liquidation Rights	Holders of Class B Common Stock are not entitled to a liquidation preference.
Holders of Preferred Stock are entitled to a liquidation preference of $8.50 per share in the event of any liquidation, dissolution or winding up of the Company, plus an amount equal to the accumulated and unpaid dividends thereon.

Preemptive Rights	The holders of Class B Common Stock have no preemptive rights.	The holders of Preferred Stock will have no preemptive rights.

	Rights of Class B Common Stock	Rights of Series 2012-A Preferred Stock
Redemption Rights	The Company does not have the right to redeem Class B Common Stock.
The Company may not redeem the Preferred Stock prior to fourth anniversary of the issuance of the Preferred Stock.  Between the fourth anniversary of the issuance of the Preferred Stock and the fifth anniversary of the issuance of the Preferred Stock, the Company may redeem all or any portion of the Preferred Stock at 101% of the Liquidation Preference plus all accrued and unpaid dividends. On and after the fifth anniversary of the issuance of the Preferred Stock, the Company may, at its option, redeem the Preferred Stock, in whole or in part, at any time or from time to time, by payment of the Liquidation Preference, plus any accumulated and unpaid dividends to and including the date of redemption.

APPRAISAL RIGHTS

Under Delaware law, holders of Class B Common Stock are not entitled to appraisal rights in connection with the Exchange Offer.

PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

The information contained in the sections “Related Person Transactions–Transactions with Related Persons, Promoters and Certain Control Persons” and “Executive Compensation–Employment Agreements” with respect to Mr. Jonas’ employment agreement with Genie in our definitive Proxy Statement for our 2012 Annual Stockholders Meeting filed with the SEC on April 5, 2012 is incorporated herein by reference.

TRANSACTIONS IN GENIE COMMON STOCK

Genie and Affiliates

None of Genie or any of its affiliates, directors or executive officers has engaged in any transactions in Genie common stock in the 60-day period prior to the date of this Offer to Exchange.

Genie Directors and Executive Officers

No Genie Director or Executive Officer has engaged in any transactions in Class B Common Stock in the 60-day period prior to the date of this Offer to Exchange.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

The unaudited consolidated financial statements contained in our Transition Report on Form 10-Q for the five-month period ended December 31, 2011, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2012, and the audited financial statements for the years ended July 31, 2011 and 2010 contained in our Registration Statement on Form 10-12G/A filed with the SEC on October 7, 2011, are incorporated herein by reference.

Summary Financial Information

The summary financial information presented below for the six months ended June 30, 2012 and 2011, for the five-month transition period ended December 31, 2011 has been derived from our unaudited consolidated financial statements. The summary financial information for the years ended July 31, 2011 and 2010 has been derived from our consolidated financial statements, which has been audited by Zwick and Banyai, PLLC, independent registered public accounting firm. The summary financial data should be read in conjunction with the consolidated financial statements and the notes thereto and other financial information appearing elsewhere in this Offer to Exchange or incorporated by reference herein.

	Six months ended June 30,		Transition period from August 1, 2011 to	Year Ended July 31,
(in thousands, except per share data)	2012	2011	December 31, 2011	2011	2010
Statement of Operations Data:

Revenues	$100,331	$102,142	$76,783	$203,561	$201,358

Gross profit	29,680	26,979	24,307	53,847	57,826
(Loss) income from operations	(2,313)	3,865	1,728	6,974	29,730
Net (loss) income	(2,511)	(1,792)	(268)	(2,555)	14,081
Noncontrolling interests	(137)	2,205	1,115	4,185	492
Net (loss) income attributable to Genie	(2,648)	413	847	1,630	14,573

(Loss) earnings per share:
Basic:	$(0.13)	$0.02	$0.04	$0.08	$0.72
Diluted:	$(0.13)	$0.02	$0.04	$0.07	$0.64

Weighted-average number of shares used in calculation of (loss) earnings per share (in thousands, except per share data)
Basic:	21,018	20,365	20,366	20,365	20,365
Diluted:	21,018	22,342	22,497	22,683	22,683

As of July 31 (in thousands)	June 30, 2012	June 30, 2011	December 31, 2011	July 31, 2011	July 31, 2010
BALANCE SHEET DATA:
Current assets	$134,290	$64,932	$139,497	$60,607	$49,739
Noncurrent assets	10,426	7,772	8,444	6,799	7,259
Current liabilities	27,390	30,859	27,642	25,825	22,562
Noncurrent liabilities	0	0	0	0	200
Noncontrolling interests	(6,401)	(4,640)	(7,039)	(5,805)	438
Total stockholders’ equity	123,727	46,485	127,338	47,386	33,798

Book Value per Share as of June 30, 2012
(Unaudited)
(In thousands, except per share data)

Total Genie Energy Ltd. stockholder’s equity	$123,727
Number of shares of Class A and Class B common stock
outstanding used in the calculation of book value per-share:	22,956

Book value per-share	$5.39

Pro Forma Statements

(in thousands, except per share and ratio data)

(unaudited)

The pro forma earnings per share and the pro forma ratio of earnings to combined fixed charges and preferred stock dividends are presented as if the tender of 8.75 million shares of Class B Common Stock and the issuance of 8.75 million shares of preferred stock in exchange therefor occurred on August 1, 2010. The pro forma book value per share is presented as if the tender of 8.75 million shares of Class B Common Stock occurred on June 30, 2012. The pro forma information, which is based on the historical financial statements of the Company, should be read in conjunction with the historical consolidated financial statements and notes related thereto for the years ended July 31, 2011, 2010 and 2009 appearing in the Company’s Registration Statement on Form 10-12G/A and in conjunction with the historical financial statements and notes related thereto appearing in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2012.

Preparation of the pro forma information was based on assumptions considered appropriate by the Company’s management. The pro forma financial information is unaudited and is not necessarily indicative of the results which would have occurred if the Exchange Offer described above had been consummated on August 1, 2010 for the pro forma earnings per share and the pro forma ratio of earnings to combined fixed charges and preferred stock dividends, or on June 30, 2012 for the pro forma book value per share, nor does it purport to represent the financial position and the results of operations for future periods. In management’s opinion, all adjustments necessary to reflect the effects of the Exchange Offer described above have been made.

For the six months ended June 30, 2012:	Historical	Pro Forma adjustments		Pro Forma
Loss attributable to Genie Energy Ltd. common shareholders	$(2,648)	$(2,789)	(A)	$(5,437)

Loss per share attributable to Genie Energy Ltd. common stockholders:

Basic:	$(0.13)			$(0.44)
Diluted:	$(0.13)			$(0.44)

Weighted-average number of shares used in calculation of earnings (loss) per share
Basic:	21,018	(8,750)	(B)	12,268
Diluted:	21,018	(8,750)	(B)	12,268

For the six months ended June 30, 2012:
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A		(D)	$(1.53)
Deficiency in the ratio of earnings to combined fixed charges and preferred stock dividends	N/A			$7,069

Book value per share at June 30, 2012	$5.39	$3.32	(E)	$8.71

For the five-month period ended December 31, 2011:	Historical	Pro Forma adjustments		Pro Forma
Income (loss) attributable to Genie Energy Ltd. common shareholders	$847	$(2,324)	(A)	$(1,477)

Earnings (loss) per share attributable to Genie Energy Ltd common stockholders:

Basic:	$0.04			$(0.13)
Diluted:	$0.04			$(0.13)

Weighted-average number of shares used in calculation of earnings (loss) per share

Basic:	20,366	(8,750)	(B)	11,616
Diluted:	22,497	(10,881)	(C)	11,616

Ratio of earnings to combined fixed charges and preferred stock dividends	N/A		(D)	0.90
Deficiency in the ratio of earnings to combined fixed charges and preferred stock dividends	N/A			$415

Pro Forma Statements

(in thousands, except per share and ratio data)

(unaudited)

For the year ended July 31, 2011:	Historical	Pro Forma adjustments		Pro Forma
Income (loss) attributable to Genie Energy Ltd. common shareholders	$1,630	$(5,578)	(A)	$(3,948)

Earnings (loss) per share attributable to Genie Energy Ltd. common stockholders:

Basic:	$0.08			$(0.34)
Diluted:	$0.07			$(0.34)

Weighted-average number of shares used in calculation of earnings (loss) per share
Basic:	20,365	(8,750)	(B)	11,615
Diluted:	22,683	(11,068)	(C)	11,615

Ratio of earnings to combined fixed charges and preferred stock dividends	N/A		(D)	1.45

The following is a description of the pro forma adjustments to the historical consolidated financial statements:

(A)	Reflects the preferred stock dividend at an annual rate of $0.6375 per share on the assumed issuance of 8.75 million shares of preferred stock as if such preferred stock was issued on August 1, 2010.

(B)	Reflects the removal of 8.75 million shares of common stock as if the assumed tender of 8.75 million shares of Class B Common Stock was consumated on August 1, 2010.

(C)
Reflects the adjustment to equal the number of shares used in the calculation of diluted loss per share to the number of shares used in the calculation of basic loss per share, since the Company had a pro forma loss attributable to Genie Energy Ltd. common shareholders, and the impact of assumed vesting of restricted stock and the assumed exercise of stock options would have been anti-dilutive.

(D)
Reflects the fixed charges relating to the dividend requirement at an annual rate of $0.6375 per share on the assumed issuance of 8.75 million shares of preferred stock as if such preferred stock was issued on August 1, 2010.

(E)
Reflects the adjustment to book value per share as a result of the removal of 8.75 million shares of common stock as if the assumed tender of 8.75 million shares of Class B Common Stock were consummated on June 30, 2012.

MARKETS AND MARKET PRICE

The Class B Common Stock is listed and traded on the NYSE under the symbol “GNE”.  Trading began on the NYSE upon our spinoff from IDT Corporation (“IDT”) on October 26, 2011. As of August 1, 2012, there were 493 holders of record of Class B Common Stock (which does not include the number of beneficial owners holding indirectly through a broker, bank or other nominee). On January 5, 2012, the Company paid a cash dividend of $0.05 per share to stockholders of record at the close of business on December 22, 2011 of the Company’s Class A Common Stock and Class B Common Stock. The aggregate dividends paid were $1.1 million. On April 3, 2012, the Company paid a cash dividend of $0.033 per share to stockholders of record at the close of business on March 26, 2012 of the Company’s Class A Common Stock and Class B Common Stock. The dividend paid on April 3, 2012 was for the two-month period of November and December 2011 that represents the period between the end of the Company’s prior fiscal quarter and the beginning of the new fiscal quarter in connection with the change in the Company’s fiscal year to a calendar year, and represented a pro-rated dividend of 2/3 of the normal quarterly dividend. The aggregate dividends paid were $0.8 million.

The Company paid an ordinary dividend of $0.05 per share on May 30, 2012 to stockholders of the Company’s Class A and Class B Common Stock as of the record date of May 21, 2012. We anticipate that, following the current fiscal quarter, dividends on the Class B Common Stock and Class A Common Stock will be suspended for an indefinite time.

The table below sets forth the high and low sales prices for our Class B Common Stock as reported by the NYSE for the fiscal periods indicated which represents the only fiscal periods our Class B Common Stock has been trading on the NYSE.

	High	Low
Fiscal year ended December 31, 2011
Fourth Quarter	$10.00	$6.68

Fiscal year ended December 31, 2012
First Quarter	$11.18	$7.87
Second Quarter	$9.73	$6.47

The last reported closing sale price of our Class B Common Stock as reported by the NYSE on September 18, 2012, the last trading day before the most recent update to this Offer to Exchange, was $6.89 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Class A Common Stock and Class B Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Class A Common Stock or the Class B Common Stock of the Company, (ii) each of the Company’s directors, director nominees, and the Named Executive Officers, and (iii) all directors, Named Executive Officers and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, to the best of the Company’s knowledge, the persons named in the table have sole voting and investing power with respect to all shares indicated as being beneficially owned by them.

Unless otherwise noted, the security ownership information provided below is given as of August 2, 2012 and all shares are owned directly. Percentage ownership information is based on the following amount of outstanding shares: 1,574,326 shares of Class A Common Stock and 21,415,060 shares of Class B Common Stock. The numbers reported for Howard S. Jonas assume the conversion of all 1,574,326 currently outstanding shares of Class A Common Stock into Class B Common Stock.

Name	Number of Shares of Class B Common Stock		Percentage of Ownership of Class B Common Stock		Percentage of Aggregate Voting Powerd
Howard S. Jonas 550 Broad Street Newark, NJ 07102	5,477,199	(1)	18%		74.5%

Claude Pupkin	93,839	(2)	*		*

Geoff Rochwarger	53,140	(3)	*		*

Avi Goldin	18,298	(4)	*		*

James A. Courter	519,352	(5)	2.4%		*

W. Wesley Perry	43,232	(6)	*		*

Alan Rosenthal	3,883		*		*

Allan Sass	3,650		*		*

Irwin Katsof	2,920		*		*

All directors, Named Executive Officers and executive officers as a group (10 persons)	6,276,336	(7)	29.3	(8)%	75.6%

*	Less than 1%.
d	Voting power represents combined voting power of our Class A Common Stock (three votes per share) and our Class B Common Stock (one-tenth of one vote per share). Excludes stock options.
(1)
Consists of an aggregate of 1,574,326 shares of the Company’s Class A Common Stock and 3,902,873 shares of Class B Common Stock, consisting of (i) 1,476,229 shares of the Company’s Class A Common Stock held by Mr. Jonas directly, (ii) 98,097 shares of the Company’s Class A Common Stock held by the Howard S. Jonas 2009 Annuity Trust I, (iii) 649,045 shares of Class B Common Stock held by Mr. Jonas directly, (iv) an aggregate of 7,780 shares of Class B Common Stock beneficially owned by custodial accounts for the benefit of the children of Mr. Jonas (of which Mr. Jonas is the custodian), (v) 388,716 shares of Class B Common Stock owned by the Howard S. Jonas 2009 Annuity Trust I, (vi) 1,309,284 shares of Class B Common Stock owned by the Howard S. Jonas 2009 Annuity Trust II, (vii) 1,546,579 shares of unvested restricted Class B Common Stock held by Mr. Jonas directly and (viii) 1,469 shares of Class B Common Stock held by Mr. Jonas in his 401(k) plan account as of June 30, 2012. Does not include (i) an aggregate of 1,045,089 shares of Class B Common Stock beneficially owned by trusts for the benefit of the children of Mr. Jonas, as Mr. Jonas does not exercise or share investment control of these shares, (ii) 275,047 shares of Class B Common Stock owned by the Jonas Foundation, as Mr. Jonas is not deemed to beneficially own these shares and (iii) 600,033 shares of Class B Common Stock owned by the Howard S. & Deborah Jonas Foundation, as Mr. Jonas is not deemed to beneficially own these shares. Mr. Jonas, with his wife Deborah Jonas, is the co-trustee of each of The Jonas Foundation and the Howard S. and Deborah Jonas Foundation. Mr. Jonas is the trustee of the Howard S. Jonas 2009 Annuity Trust I and the Howard S. Jonas 2009 Annuity Trust II.

(2)
Consists of (a) 10,993 shares of Class B Common Stock held directly, (b) 6,420 shares of Class B Common Stock held by Mr. Pupkin in his Individual Retirement Account, (c) 73,463 shares of restricted Class B Common Stock that are subject to forfeiture (“Restricted Stock”) and (d) options to purchase 2,963 shares of Class B Common Stock, which are currently exercisable. Does not include options to purchase an additional 37,463 shares of Class B Common Stock that are not currently exercisable and do not become exercisable within 60 days and 1.271 restricted ordinary shares of the Company’s subsidiary, Genie Israel Oil and Gas Ltd. held by Mr. Pupkin.

(3)
Consists of (a) 37,463 shares of Restricted Stock, (b) 11,792 shares of Class B Common Stock held by Mr. Rochwarger directly and (c) options to purchase 3,885 shares of Class B Common Stock, which are currently exercisable. Does not include options to purchase an additional 37,463 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days and 4.21 deferred stock units of the Company’s subsidiary, IDT Energy, Inc., held by Mr. Rochwarger.

(4)
Consists of (a) 15,375 shares of Restricted Stock, (b) 1,023 shares of Class B Common Stock held directly by Mr. Goldin and (c) 1,900 shares of Class B Common Stock held by Mr. Goldin in his Individual Retirement Account. Does not include options to purchase an additional 12,042 shares of Class B Common Stock that are not currently exercisable and do no become exercisable within 60 days and 1.017 restricted ordinary shares of the Company’s subsidiary, Genie Israel Oil and Gas Ltd. held by Mr. Goldin.

(5)
Subject to certain conditions, Mr. Courter is entitled to convert an interest in IDT plus 225,129 of these shares into the number of shares of Genie Energy International Corporation equal to 1% of the outstanding equity of Genie Energy International Corporation at the time of conversion.

(6)
Consists of (a) 33,333 shares of Class B Common Stock held by Mr. Perry’s retirement plans and (b) 9,899 shares of Class B Common Stock held directly. In addition, Mr. Perry owns 250 shares (a 0.2% interest) of the Company’s subsidiary, Genie Energy International Corporation.

(7)
Consists of the shares and options set forth above with respect to the Named Executive Officers and directors (including Howard Jonas’ shares of Class A Common, which are convertible into Class B Common Stock), and the following shares of Class B Common Stock held by other executive officers: (a) 34,090 shares of Class B Common Stock held directly, (b) 16,583 shares of Restricted Stock, (d) 1,418 shares of Class B Common Stock held in various 401(k) plan accounts as of June 30, 2012, and (e) options to purchase 8,732 shares of Class B Common Stock which are currently exercisable. Does not include options to purchase an additional 3,250 shares of Class B Common Stock that are not currently exercisable and do not become exercisable within 60 days.

(8)	Assumes conversion of all of the shares of the Company’s Class A Common Stock into shares of Class B Common Stock.

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

We file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including, without limitation, the documents incorporated by reference into this Offer to Exchange) may be inspected and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Room of the SEC at its Washington address. The SEC also maintains a site on the World Wide Web (www.sec.gov) that contains reports, proxy statements and other information regarding companies like Genie that file electronically with the SEC. For your convenience, please note that current electronic printable copies of this Offer to Exchange and Quarterly Reports on Form 10-Qhange, are also available on the Company’s website at www.genie.com, under the heading “Investors — SEC Filings,” as well as the SEC’s website at www.sec.gov through the Filings and Forms (EDGAR) pages. In addition, electronic printable copies of the Corporate Governance Guidelines, Code of Business Conduct, and Genie Energy Ltd. Whistleblower Procedure and the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on the Governance section of our website at http://genie.com/governance.php.

The Company will provide stockholders with a copy of its Transition Report on Form 10-Q for the five-month period ended December 31, 2011 filed with the SEC on March 15, 2012, including, without limitation, financial statements and financial statement schedules, and any Quarterly Reports on Form 10-Q filed thereafter, as well as copies of the Corporate Governance Guidelines, Code of Business Conduct, Genie Energy Ltd. Whistleblower Procedure, and the current charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, without charge, upon written request to Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 550 Broad Street, Newark, NJ 07102, or may be requested through the Investors section of our website: http://genie.com/investor_relations.php under the Request Info tab.

We have not made any provision in connection with the transaction to grant Genie’s unaffiliated stockholders access to the corporate files of Genie or to obtain counsel or appraisal services at the expense of Genie.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this Offer to Exchange information that we have filed with the SEC, which means important information may be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Offer to Exchange. The following documents we filed with the SEC are incorporated herein by reference and will be deemed to be a part hereof:

•	our Registration Statement on Form 10-12G/A filed with the SEC on October 7, 2011, which includes audited financial statements for the years ended July 31, 2011 and 2010;

•	our Transition Report on Form 10-Q for the five-month period ended December 31, 2011;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2012, March 31, 2012, and October 31, 2011;

•
our Current Reports on Form 8-K filed with the SEC on May 22, 2012, May 10, 2012, April 3, 2012, March 30, 2012, March 22, 2012, March 13, 2012, January 31, 2012, December 15, 2011, December 12, 2011, December 8, 2011, November 15, 2011 and November 9, 2011; and

•	our Proxy Statement for our 2012 Annual Stockholders Meeting filed with the SEC on April 5, 2012.

Any statement contained herein or contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. Statements contained in this Offer to Exchange as to the contents of any contract or other document referred to in this Offer to Exchange do not purport to be complete and, where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects to all of the provisions of such contract or other document.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this Offer to Exchange and a copy of any or all other contracts or documents which are referred to in this Offer to Exchange. Requests should be directed to Bill Ulrey, Vice President–Investor Relations and External Affairs, by phone at (973) 438-3838, by mail addressed to Bill Ulrey, Vice President–Investor Relations and External Affairs, at 550 Broad Street, Newark, NJ 07102, or may be requested through the Investors section of our website: : http://genie.com/investor_relations.php under the Request Info tab.

ANNEX A

FORM OF
CERTIFICATE OF DESIGNATION OF
 SERIES 2012-A PREFERRED STOCK OF
GENIE ENERGY LTD.

Pursuant to Section 151 of the
 General Corporation Law of the
 State of Delaware

 Genie Energy Ltd., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors of the Corporation (the “Board ”) duly adopted a resolution on July 30, 2012 providing for the issuance of up to 8,750,000 shares of the Preferred Stock, which shall be a series designated as Series 2012-A Preferred Stock, par value $0.01 per share (“Series 2012-A Preferred Stock”).

Pursuant to such resolution and the authority conferred upon the Board by the Certificate of Incorporation, there is hereby created the Series 2012-A Preferred Stock, which series shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, in addition to those set forth in the Certificate of Incorporation:

Section 1. Designation and Amount of Series 2012-A Preferred Stock. 8,750,000 shares of the Preferred Stock shall be a series designated as Series 2012-A Preferred Stock of the Corporation. Each share of Series 2012-A Preferred Stock shall have a liquidation preference of $8.50 (the “Liquidation Preference”).

Section 2. Payment of Dividends.

(a)
The holders of shares of the Series 2012-A Preferred Stock shall be entitled to receive with respect to each share held, when, as and if declared by the Board, out of funds of the Corporation legally available therefor, cumulative preferential dividends accruing from the date of issuance, unless otherwise provided herein, at the rate equal to the sum of (i) $0.6375 (the “Base Dividend”), plus (ii) seven and one half percent (7.5%) of the quotient obtained by dividing (A) the amount by which the EBITDA for a fiscal year of the Corporation’s retail energy provider (“REP”) business exceeds $32 million by (B) 8,750,000 (the “Additional Dividend” and together with Base Dividend, the “Dividends”). The Base Dividend shall be payable, if declared, in cash quarterly in arrears, on each February 15, May 15,  August 15 and November 15, (each, a “Dividend Period”) commencing with November 15, 2012 (unless such day is not a Business Day, in which event such Base Dividend shall be payable on the next succeeding Business Day) (each such date, a “Dividend Payment Date”) (which will be prorated for the portion of the calendar quarter ended prior to such Dividend Payment Date during which the share of Preferred Stock was outstanding, and to the extent that there is any Additional Dividend payable with respect to a fiscal year, it will be paid to holders of Preferred Stock with the May dividend (prorated for the portion of the calendar year ended prior to such Dividend Payment Date during which the share of Preferred Stock was outstanding) to the holders of record of the Series A Preferred Stock on the respective record dates fixed for such purpose by the Board in advance of payment of such Dividend Payment Date. Dividends payable shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

(b)
To the extent not paid pursuant to Section 2(a), dividends on the Series 2012-A Preferred Stock shall accrue, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends shall begin to accrue on a share of Series 2012-A Preferred Stock the Issuance Date therefor and shall be deemed to accrue from day to day whether or not declared until paid. No Additional Dividend shall accrue on the Series 2012-A Preferred Stock until the end of the fiscal year in respect of which it is payable.

(c)
Dividends shall be payable in cash. All cash payments of dividends on the shares of Series 2012-A Preferred Stock shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. Accrued but unpaid dividends for any past dividend periods may be declared by the Board and paid on any date fixed by the Board, whether or not a regular Dividend Payment Date, to holders of record on the books of the Corporation on such record date as may be fixed by the Board, which record date shall be no more than 60 days prior to the payment date thereof.

(d)
So long as any Series 2012-A Preferred Stock remains outstanding, during any period when the Corporation has failed to pay a dividend for any prior Dividend Period on the shares of Series A Preferred Stock and until all accrued but unpaid dividends payable, whether or not declared, on the outstanding shares of Series 2012-A Preferred Stock shall have been paid in full (provided that if the Corporation shall have performed its obligations set forth in Sections 3 and 4, the Corporation shall have satisfied its obligations to pay any such amounts), the Corporation shall not: (i) declare or pay dividends, or make any other distributions, on any shares of Junior Stock, other than dividends or distributions payable in shares of Junior Stock, or (ii) redeem, purchase or otherwise acquire for consideration any shares of Junior Stock, other than redemptions, purchases or other acquisitions of shares of Junior Stock in exchange for any shares of Junior Stock.

(e)
The Board will not authorize, declare, pay or set apart for payment any dividends on shares of Series 2012-A Preferred Stock at any time that the terms and provisions of any of the Corporation’s agreements, including any agreement relating to the Corporation’s Indebtedness, prohibits that action or provides that the authorization, declaration, payment or setting apart for payment of those dividends would constitute a breach of or a default under any such agreement, or if such action is restricted or prohibited by law.

(f)
Without the approval of a majority of then outstanding Series 2012-A Preferred Stock, the Corporation shall not incur Indebtedness that precludes the payment of the Base Dividend or Additional Dividend on the Series 2012-A Preferred Stock if interest and principal payments on such Indebtedness are current and no default has occurred that has not been cured.

(g)
So long as any Series 2012-A Preferred Stock remains outstanding, the Board will not authorize, declare, pay or set apart for payment any extraordinary dividend on the Common Stock unless (i) the Dividends on the Series 2012-A Preferred Stock are not in arrears and (ii) after giving effect to the payment of such extraordinary Common Stock dividend, the Corporation will have sufficient cash and cash equivalents on hand equal to pay two (2) years of Base Dividends on all then outstanding shares of Series 2012-A Preferred Stock.

Section 3. Redemption.

(a)
Optional Redemption. The Corporation shall not redeem the Series 2012-A Preferred Stock prior to [__________] 2016.  Between [______], 2016 and [_____], 2017, the Company may, at its option, redeem all or any portion of the Series 2012-A Preferred Stock by payment of 101% of the Liquidation Preference plus all accrued and unpaid dividends on such shares being redeemed. On and after [_______] 2017, the Corporation may, at its option, redeem all or any portion of the Series 2012-A Preferred Stock, at any time or from time to time, by payment of the Liquidation Preference plus all accrued and unpaid dividends on such shares being redeemed.

(b)	Mandatory Redemption. The Corporation shall not have any mandatory obligation to redeem any shares of the Series 2012-A Preferred Stock.

(c)	Redemption Funds. The Corporation is not required to set aside funds to redeem the Series 2012-A Preferred Stock.

Section 4. Provisions Applicable to Redemption.

If the Corporation elects to redeem any of the Series 2012-A Preferred Stock, the Corporation shall, or shall cause the transfer agent for the Series 2012-A Preferred Stock to, send a notice of redemption of the Series 2012-A Preferred Stock pursuant to Section 3 (a “Redemption Notice”) to the holders of the Series 2012-A Preferred Stock by first class mail, postage prepaid, at each such holder’s address as it appears on the stock record books of the Corporation, not less than thirty (30), and not more than ninety (90), days  prior to the date of redemption (the “Redemption Date”), specifying whether all or a certain percentage of the issued and outstanding Series 2012-A Preferred Stock will be redeemed and the place of such redemption, but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for redemption. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives the notice and the shares specified in such notice shall be deemed to have been called for redemption as of the date such notice was mailed. On or after the Redemption Date, each holder of the shares of Series 2012-A Preferred Stock called for redemption in accordance with the terms hereof shall surrender evidence of shares of Series 2012-A Preferred Stock in book-entry form to the Corporation at the place designated in the Redemption Notice and shall thereupon be entitled to receive the redemption payment in respect thereof as specified in Section 3. From and after the Redemption Date, all dividends on shares of Series 2012-A Preferred Stock shall cease to accrue and all rights of the holders thereof as holders of Series 2012-A Preferred Stock called for redemption shall cease and terminate, except if the Corporation shall default in payment of the redemption payment specified in Section 3, in which case all such rights shall continue and Dividends thereon shall continue to accrue unless and until such shares are redeemed and such price is paid in accordance with the terms hereof.

If the Corporation elects to redeem fewer than all of the outstanding shares of Series 2012-A Preferred Stock, the shares to be redeemed from each holder shall be determined by the Board on a pro rata basis based on the number of shares of the Series 2012-A Preferred Stock held by the holders.

Section 5. Maturity; Conversion. The Series 2012-A Preferred Stock shall not have any maturity date and shares of Series 2012-A Preferred Stock shall not be convertible or exchangeable for any other securities or property of the Corporation.

Section 6. Rank. The Series 2012-A Preferred Stock shall, with respect to dividend distributions and distributions upon the voluntary or involuntary liquidation, winding up or dissolution of the Corporation, rank (a) senior to all Junior Stock, (b) pari passu with any Parity Stock and (c) junior to any existing and future Indebtedness of the Corporation. The Corporation may authorize, create and issue Junior Stock or Parity Stock or additional shares of Series 2012-A Preferred Stock without the consent of the holders of shares of the Series 2012-A Preferred Stock.

Section 7. Liquidation Preference.  In the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of shares of the Series 2012-A Preferred Stock shall be entitled to receive, out of the assets of the Corporation, and in preference to and in priority over any distribution upon the shares of Common Stock and all shares of Junior Stock, an amount in cash equal to the per share Liquidation Preference, plus an amount equal to the accrued and unpaid dividends thereon, but without interest, whether or not declared, to the date of liquidation, dissolution or winding up, as the case may be, and no more. If the assets of the Corporation are not sufficient to pay in full the liquidation price payable to the holders of the shares of the Series 2012-A Preferred Stock and the liquidation price payable to the holders of all shares of Parity Stock, the holders of all such shares shall share ratably in such distribution of assets in accordance with the amounts which would be payable on such distribution if the amounts to which the holders of shares of the Series 2012-A Preferred Stock and the holders of shares of Parity Stock are entitled were paid in full. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor a merger or consolidation of the Corporation with or into any other corporation shall be deemed a liquidation, dissolution or winding up of the Corporation.

Section 8. Voting Rights.

(a)
Except as otherwise required by law or expressly provided herein, the holders of shares of Series 2012-A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation (other than a change in the rights and preferences of the Preferred Stock that does not affect the Class A Common Stock or Class B Common Stock of the Company, or a change in the rights and preferences of the Common Stock that does not affect the Series 2012-A Preferred Stock) and shall be entitled to one-tenth (1/10) vote per share of Series 2012-A Preferred Stock. Except as otherwise required by law or expressly provided herein, the holders of shares of Series 2012-A Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

(b)
The affirmative vote of the holders of at least two-thirds (2/3) of the shares of Series 2012-A Preferred Stock then outstanding, voting together as a single class, in person or by proxy, at a special or annual meeting called for the purpose, or by written consent in lieu of a meeting, shall be required to amend, repeal or change any provisions of this Certificate of Designation in any manner that would adversely affect, alter or change the powers, preferences or special rights of the Series A Preferred Stock. For the avoidance of doubt, the Corporation may authorize, increase the authorized amount of, or issue any class or series of Junior Stock or Parity Stock, including any additional shares of Series 2012-A Preferred Stock, without the consent of the holders of Series 2012-A Preferred Stock, and may make ministerial changes to the provisions of this Certificate of Designation and in taking such actions the Corporation shall not be deemed to have adversely affected, altered or changed the powers, preferences or special rights of holders of shares of Series 2012-A Preferred Stock. With respect to any matter on which the holders of the Series 2012-A Preferred Stock are entitled to vote as a separate class, each share of Series 2012-A Preferred Stock shall be entitled to one-tenth (1/10) vote.

(c)
The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series 2012-A Preferred Stock shall have been redeemed or called for redemption within ninety (90) days upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(d)
If dividends on any shares of the Series 2012-A Preferred Stock are in arrears for 6 or more quarters, whether or not consecutive, holders of the Series 2012-A Preferred Stock (voting together as a single class with holders of Parity Stock upon which like voting rights have been conferred) shall have the right to elect two (2) additional directors to serve on our Board until such dividend arrearage is eliminated.

Section 9. Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series 2012-A Preferred Stock shall not have any voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions other than those specifically set forth in this Certificate of Designation (as it may be amended from time to time) and in the Certificate of Incorporation. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

Section 10. Certain Definitions. As used herein, the following terms heretofore not defined shall have the following respective meanings:

 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to remain closed.

 “Common Stock” means the shares of Class A Common Stock and Class B Common Stock, each with a par value $0.01 per share or any other class or series of the Corporation’s capital stock ranking junior to the Series 2012-A Preferred Stock.

“EBITDA” consists of income (loss) from operations exclusive of depreciation and amortization and other operating gains (losses).

“Indebtedness” means, with respect to the Corporation, without duplication, (a) all obligations of the Corporation for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business of the Corporation and payable in accordance with customary practices), or with respect to deposits or advances of any kind to the Corporation; (b) all obligations of the Corporation evidenced by bonds, debentures, notes or similar instruments; (c) all capitalized lease obligations of the Corporation or obligations of the Corporation to pay the deferred and unpaid purchase price of property and equipment; (d) all obligations of the Corporation pursuant to securitization or factoring programs or arrangements; (e) all guarantees and arrangements having the economic effect of a guarantee of the Corporation of any Indebtedness of any other person; (f) all obligations or undertakings of the Corporation to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (g) net cash payment obligations of the Corporation under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); (h) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of the Corporation; or (i) to the extent not otherwise included in the foregoing, any financing of accounts receivable or inventory.

“Issuance Date” means, for each share, the date such share is issued by the Corporation.

 “Junior Stock” means any shares of Common Stock and each other class or series of capital stock of the Corporation, including a series of preferred stock, which is by its terms expressly made junior to the shares of the Series 2012-A Preferred Stock at the time outstanding as to the payment of dividends, liquidation preference or redemption rights.

“Parity Stock” means any shares of a class or a series of capital stock of the Corporation which is by its terms not expressly made junior or senior to the Series 2012-A Preferred Stock at the time outstanding as to payment of dividends, liquidation preference or redemption rights.

IN WITNESS WHEREOF, Genie Energy Ltd. has caused this Certificate of Designation to be executed by its duly authorized officer on [_________], 2012.

GENIE ENERGY LTD.

By:	/s/
Name:	Claude Pupkin
Title:	Chief Executive Officer

ANNEX B

INFORMATION CONCERNING MEMBERS OF THE BOARD OF DIRECTORS AND THE
EXECUTIVE OFFICERS OF GENIE

Information About Genie

The executive officers, directors, and certain key personnel of the Company are as follows:

Name	Age	Position
Howard S. Jonas	56	Chairman of the Board of Directors, Director and Named Executive Officer
Claude Pupkin	50	Chief Executive Officer and Named Executive Officer
Avi Goldin	34	Chief Financial Officer and Named Executive Officer
Geoffrey Rochwarger	41	Vice Chairman and Named Executive Officer
Ira Greenstein	52	President
James A. Courter	70	Vice Chairman of the Board of Directors and Director
Irwin Katsof	57	Director
W. Wesley Perry	56	Director
Alan B. Rosenthal	58	Director
Allan Sass	73	Director
Liore Alroy	44	Deputy Chairman
Alan K. Burnham	61	Chief Technology Officer, AMSO, LLC
Harold Vinegar	63	Chief Scientist, IEI

Set forth below is biographical information with respect to the Company’s current directors, executive officers and key personnel:

Howard S. Jonas has served as Chairman of the Board of Directors of Genie since January, 2011 and Co-Vice Chairman of Genie Energy International Corporation since September 2009. Mr. Jonas founded IDT in August 1990, and has served as Chairman of IDT’s Board of Directors since its inception. Mr. Jonas has served as Chief Executive Officer of IDT since October 2009 and from December 1991 until July 2001. Mr. Jonas served as President of IDT from December 1991 through September 1996, and as Treasurer of IDT from inception through 2002. Mr. Jonas has served as the Chairman of the Board of CTM Media Holdings, Inc. since August 2009. Mr. Jonas has also served as the Vice Chairman of the Board of Directors of IDT Telecom from December 1999 to April 2008, as Co-Chairman since April 2008, and as a director of IDT Capital since September 2004. Mr. Jonas served as Co-Chairman of the Board of Directors of IDT Entertainment from November 2004 until August 2006. From August 2006 until August 2011, Mr. Jonas served as a director of Starz Media Holdings, LLC, Starz Media, LLC and Starz Foreign Holdings, LLC, each of which is a subsidiary of Liberty Media Corporation. In addition, Mr. Jonas has been a director of IDT Energy since June 2007 and a director of American Shale Oil Corporation since January 2008. Mr. Jonas is also the founder and has been President of Jonas Media Group (f/k/a Jonas Publishing) since its inception in 1979. Mr. Jonas was the Chairman of the Board of Directors of Net2Phone from October 2001 to October 2004, the Vice Chairman of the Board of Directors of Net2Phone from October 2004 to June 2006, and has served as the Chairman of Net2Phone since June 2006. Mr. Jonas received a B.A. in Economics from Harvard University.

Key Attributes, Experience and Skills:
As founder of the Company and Chairman of the Board since its inception, Mr. Jonas brings extensive and detailed knowledge of all aspects of our Company and each industry it is involved in to the Board. In addition, having Mr. Jonas on the Board provides our Company with effective leadership.

James A. Courter has served as Vice Chairman of the Board and director of Genie since August 2011. Mr. Courter served as President of IDT from October 1996 until July 2001, and as Chief Executive Officer from August 2001 to October 2009. Mr. Courter served as a director of IDT from March 1996 to October 2011and served as Vice Chairman of the Board of Directors of IDT from March 1999 to October 2011. Mr. Courter has served as Co-Vice Chairman of the board of directors of Genie Energy International Corporation since September 2009. In addition, from December 1999 to October 2009, Mr. Courter served as a director of IDT Telecom and as a director of Net2Phone, and served as a director of IDT Capital from September 2004 to October 2009. Mr. Courter served as the Vice Chairman of IDT Entertainment from November 2003 to August 2006. Mr. Courter has been a senior partner in the New Jersey law firm of Courter, Kobert & Cohen since 1972. He was also a partner in the Washington, D.C. law firm of Verner, Liipfert, Bernhard, McPherson & Hand from January 1994 to September 1996. Mr. Courter was a member of the U.S. House of Representatives for twelve years, retiring in January 1991. From 1991 to 1994, Mr. Courter was Chairman of the President’s Defense Base Closure and Realignment Commission. He received a B.A. from Colgate University and a J.D. from Duke University Law School.

Key Attributes, Experience and Skills:
Mr. Courter’s experience as a U.S. Congressman for twelve years positions him to provide guidance in government relations. Moreover, Mr. Courter’s fourteen year tenure with IDT (eight of which was as Chief Executive Officer) affords him extensive knowledge of our various businesses, and experience running of a company with diverse holdings and operations. Mr. Courter also brings leadership oversight to the Board.

Irwin Katsof has been director of Genie since March 2012. Mr. Katsof has been a director of CTM Media Holdings, Inc. since October 2010. In 2012, Mr. Katsof founded and currently serves as the managing partner of Katsof Energy Consultants. From 2006 to 2011, Mr. Katsof was a partner at Doheny Global Group, a company actively developing renewable energy and real estate projects throughout Central and Eastern Europe. In 2011, Mr. Katsof was appointed by the United States Secretary of Commerce Gary Locke and Ambassador Ron Kirk, the United States Trade Representative to be part of a select group of energy executives to serve on the United States Commerce Department Trade Advisory Board (ITAC 6) to advise the United States Government on International Energy Trade Policy. Since 2009, Mr. Katsof has been associated in various capacities, with New Biomass Energy LLC, an entity that manufactures torrefied wood, a renewable biomass alternative to coal in the United States and Europe. Mr. Katsof is also the Founder, President and past CEO of Global Capital Associates where he developed business and marketing strategy for the company, which provides business development and networking services. From January 2007 to December 2007, Mr. Katsof was the Founder and Chairman of World Congress of Christians, Jews and Muslims International foundation. From January 2004 to December 2006, Mr. Katsof was Founder, Chairman and President of Global Foundation for Democracy International Foundation. From January 2001 to December 2005, Mr. Kats of was the Founder and Executive Officer for Words Can Heal International. Mr. Katsof was also Founder and Executive Director of The Jerusalem Fund from April 1995 to December 2005. Mr. Katsof received his BA in Psychology and Organizational Development from Loyola College — Concordia University, Montreal and his Rabbinical Ordination from Yeshivat Aish Hatorah, Jerusalem. Mr. Katsof also completed his Series 7 exams.

Key Attributes, Experience and Skills:
Mr. Katsof’s qualifications to serve on our Board include his leadership, motivational and entrepreneurial skills as the founder of his own companies and co-leader of numerous missions with the United States Department of Commerce to various countries discussing alternative energy, as well as his experience developing global business strategies and experience in the alternative energy industry.

W. Wesley Perry has served as a director of Genie since October 2011. He has also served as a director of Genie Energy International Corporation since September 2009. Mr. Perry served as a director of IDT Corporation from September 2010 to October 2011. Mr. Perry owns and operates S.E.S. Investments, Ltd., an oil and gas investment company since 1993. He has served as CEO of E.G.L. Resources, Inc. since July 2008 and served as its President from 2003 to July 2008. Mr. Perry has served as Chairman of the board of directors of Genie Energy International Corporation since September 2009. Mr. Perry has been a director of United Trust Group (OTC:UTGN) since June 2001 and has served on its Audit Committee since June 2002. He has served as a director of American Capitol Insurance Company and Texas Imperial Life Insurance Company since 2006. He served as a director of Western National Bank from 2005 to 2009. Mr. Perry served as an at-large councilperson on the Midland City Council from 2002 to 2008. He is currently the Mayor of Midland, Texas, first elected in November 2007. He is the President of the Milagros Foundation and a board member of the Abel-Hangar Foundation. He has a Bachelor of Science degree in Engineering from University of Oklahoma.

Key Attributes, Experience and Skills:
Mr. Perry’s history in the oil and gas industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. Mr. Perry’s strong financial background, including his service as chairman of the audit committee of United Trust Group, also provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Alan B. Rosenthal has served as a director of Genie since October 2011. Dr. Rosenthal is the founding and managing partner of ABR Capital Financial Group LLC, an investment fund, founding partner and owner of NorthStar Travel, founding partner of Alaska Business Monthly and founding partner and owner of Master Dental Alliance. Dr. Rosenthal is an assistant clinical professor of Micro-Neurosurgical Treatment of Oral Pathology at New York University. Dr. Rosenthal is a board member of Yeshiva University and served on the board of directors of IDT Corporation from 1994–1996. He has a Bachelor of Science degree from Rutgers University and a DMD from the University of Pennsylvania.

Key Attributes, Experience and Skills:
Dr. Rosenthal’s strong financial background as founding partner and owner of various businesses and provides financial expertise to the Board, including an understanding of financial statements, corporate finance and accounting.

Allan Sass, PhD has served as a director of Genie since October 2011. Mr. Sass is the former President and Chief Executive Officer of Occidental Oil Shale Corporation, a subsidiary of Occidental Petroleum. He is a member of the Editorial Board of the technical journal, In-Situ. Mr. Sass has a Bachelor of Science in Chemical Engineering from Cooper Union and a Master of Science and PhD in Chemical Engineering from Yale University.

Key Attributes, Experience and Skills:
Mr. Sass’ history in the oil shale industry demonstrates his significant experience in and knowledge of our unconventional oil and gas business. His extensive scientific background and significant experience in the oil shale industry provides assistance in the oversight of the Company’s oil shale business, in particular the Company’s research and development efforts.

Claude Pupkin has served as Chief Executive Officer of Genie since August 2011 and served as Executive Vice President of IDT Corporation from December 2008 through October 2011. He has also served as Chief Financial Officer of Genie Energy International Corporation since September 2009 and as President, Treasurer and Secretary of AMSO LLC since April 2008. Mr. Pupkin joined IDT in January 2003 and has held several positions with IDT and its affiliates. Previously, Mr. Pupkin served as IDT’s Senior Vice President of Corporate Development. Before joining the parent company, Mr. Pupkin was the Executive Vice President of Finance and Corporate Development for Net2Phone, which was a publicly-traded affiliate of IDT that was fully acquired by IDT in March 2006. In that role, Mr. Pupkin led a follow-on public equity offering for Net2Phone in 2003. Prior to joining Net2Phone, Mr. Pupkin’s career included more than 17 years of finance, investment banking and accounting experience. Immediately prior to joining Net2Phone, Mr. Pupkin led JP Morgan Chase’s Latin America Telecommunications, Media and Technology Investment Banking business. He also worked for several years at Morgan Stanley & Co. and Citibank as an investment banker, assisting companies in raising capital from the debt and equity markets and executing strategic transactions. He began his professional career as a CPA with Ernst & Young (formerly Ernst & Whinney). Mr. Pupkin holds an MBA from The Wharton School of the University of Pennsylvania, an MA in International Studies from the University of Pennsylvania and a Bachelor Degree in Accounting from the University of Maryland, College Park where he graduated Summa Cum Laude. Mr. Pupkin is fluent in Spanish and Portuguese.

Avi Goldin has served as Chief Financial Officer of Genie since August 2011 and served as Vice President of Corporate Development of IDT Corporation from May 2009 through October 2011. Mr. Goldin originally joined IDT in January 2004 and held several positions within IDT and its affiliates before leaving to join CayComm Media Holdings, a privately backed telecommunications acquisition fund, where he served as Vice President, Finance. Mr. Goldin rejoined IDT in May 2009 as Vice President of Corporate Development. Prior to joining IDT, Mr. Goldin served as an Investment Analyst at Dreman Value Management, a $7 billion asset management firm and an Associate in the Satellite Communications group at Morgan Stanley & Co. Mr. Goldin holds an MBA from the Stern School of Business of New York University, a BA in Finance from the Syms School of Business of Yeshiva University and is a Chartered Financial Analyst (CFA).

Geoffrey Rochwarger has served as Vice Chairman of Genie since August 2011, and has served as Chief Executive Officer of IDT Energy since January 2007 and as Chairman of IDT Energy since June 2007. From 2004 to 2009, Mr. Rochwarger served as President and Director of IDT Capital, Inc., the then business incubator for IDT. Prior to 2004, Mr. Rochwarger has held various executive officer positions at IDT Corporation and its affiliates. Mr. Rochwarger received a B.A. in Economics at Yeshiva University in 1992. Mr. Rochwarger is not a member of the Board of Directors of the Company.

Ira Greenstein Ira Greenstein has served as President of Genie since December 2011. Mr. Greenstein currently also serves as Counsel to the Chairman of IDT Corporation and had served as the President of IDT from 2001-2011 and Counsel to the Chairman of IDT from 2000-2001. He has served as a Director of IDT and General Counsel and Secretary of IDT's subsidiary, Net2Phone, Inc. (NASDAQ: NTOP). Prior to joining IDT, Mr. Greenstein was a partner in Morrison & Foerster LLP, where he served as the Chairman of that firm’s New York Office’s Business Department. Mr. Greenstein was an associate in the New York and Toronto offices of Skadden, Arps, Slate, Meagher & Flom LLP and served on the Securities Advisory Committee and as secondment counsel to the Ontario Securities Commission. Mr. Greenstein serves on the Boards of Directors of Document Security Systems, Inc. (AMEX:DSS), Ohr Pharmaceuticals, Inc. (OTC:OHRP.OB), NanoVibronix, Inc. and Regal Bank of New Jersey. Mr. Greenstein received a B.S. from Cornell University and a J.D. from Columbia University Law School where he serves as a member of the Dean's Council.

Liore Alroy has served as Genie’s Deputy Chairman since October 2011. Mr. Alroy has also served as Deputy Chairman of IDT Corporation since October 2011. Mr. Alroy served as an Executive Vice President of IDT from December 2007 to October 2011. Mr. Alroy has served as the Chief Executive Officer, President and Co-Chairman of IDT Telecom from April 2008 to October 2011. From October 2004 through October 2011, he served as the Chief Executive Officer and a Director of Net2Phone, which was an affiliate of IDT that was fully acquired by IDT in March 2006. Mr. Alroy joined IDT in 2001 and served in various capacities with IDT and its affiliates, including as a Senior Vice President for Strategic Initiatives. He is a graduate of Cornell University and Columbia University Law School. Mr. Alroy is not a member of the Board of Directors of the Company.

Alan K. Burnham, PhD has served as Chief Technology Officer, American Shale Oil, LLC since March 2008. Prior to his position as CTO of AMSO, LLC, Dr. Burnham was employed at the Livermore National Laboratory (LLNL) in the areas of oil shale processing, petroleum geochemistry, laser fusion targets and large optics for the National Ignition Facility, and energetic materials. Dr. Burnham has published three patents and approximately 250 journal articles, conference proceedings, and publicly available LLNL technical reports. He has been active in numerous professional societies and won a Federal Laboratory Consortium award for excellence in technology transfer in 1990. Dr. Burnham received his BS in Chemistry from Iowa State University and a PhD in Physical Chemistry from the University of Illinois at Champaign-Urbana.

Harold Vinegar, PhD has served as Chief Scientist of IEI since December 2008. Prior to his position as Chief Scientist of IEI, Dr. Vinegar was Chief Scientist, Physics, of Royal Dutch Shell. Dr. Vinegar spent 32 years at Shell’s Bellaire Technology Center in Texas working on novel hydrocarbon exploration and production technologies. Dr. Vinegar has spent almost 30 years in developing novel thermal recovery processes to unconventional resources. Dr. Vinegar is a co-inventor of Shell’s In situ Conversion and In situ Upgrading Processes (ICP and IUP) that have been piloted successfully in Colorado oil shale and Alberta tar sands. Dr. Vinegar was elected a Fellow of the American Physical Society in 1999, cited “for contributions to the science and technology of oil exploration and environmental remediation, particularly thermal methods for extracting hydrocarbons from the ground and for applications of NMR methods to well logging.” In addition, Dr. Vinegar has published over 270 patents and 50 publications in fields such as the complex conductivity of shaly sands; Xray CT, NMR spectroscopy and NMR imaging of cores; NMR well logging; microseismic imaging of hydraulic fractures; and wireless power and communications for intelligent wells. In 2005, Dr. Vinegar was elected to the National Academy of Engineering. Dr. Vinegar received his BA in Physics from Columbia University and his MA and PhD degrees in physics from Harvard University.

During the last five years, none of Genie or any of its directors or executive officers has (i) been convicted in a criminal proceeding (excluding minor traffic violations or similar misdemeanors), or (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violations with respect to such laws.

ADDITIONAL INFORMATION

The Letter of Transmittal and certificates for the shares and any other required documents should be sent or delivered by each stockholder or his broker, dealer, commercial bank, trust company or their nominee to the Exchange Agent at the following address:

The Exchange Agent for the Exchange Offer is:

If delivering by mail: American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042
If delivering by hand, express mail,
courier, or other expedited service:
American Stock Transfer & Trust Company, LLC
Operations Center
Attn: Reorganization Department
6201 15th Avenue
Brooklyn, New York 11219

By Facsimile (for Eligible Institutions only):
(718) 234-5001 Fax cover sheets should provide a call back phone number and request a call back, upon receipt. Confirm Receipt by Calling: (877) 248-6417 or (718) 921-8317

You are directed to contact Bill Ulrey, Vice President–Investor Relations and External Affairs of Genie Energy Ltd. at 550 Broad Street, Newark, New Jersey 07102, and phone number 973-438-3838 with any questions or requests for assistance or for additional copies of this Offer, the Letter of Transmittal, or the Notice of Guaranteed Delivery.